Exhibit 10.4

EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT

dated as of

May 17, 2002

by and among

U.S. INDUSTRIES, INC.,

ELJER PLUMBINGWARE, INC.,

SELKIRK, INC.,

SELKIRK CANADA U.S.A., INC.,

SELKIRK CANADA, INC.,

SELKIRK ACQUISITION PARTNERS, L.P.

and

TINICUM CAPITAL PARTNERS, L.P.

Exhibit A	-	Dallas Sublease
Exhibit B	-	Escrow Agreement
Exhibit C	-	Bill of Sale
Exhibit D	-	Lease Assignments
Exhibit E	-	Transition Services Agreement
Exhibit F	-	Form of Survey
Exhibit G	-	Certificate of Now-Foreign Status
Exhibit H	-	Assumption Agreement
Exhibit I	-	PLL Policy

v

STOCK AND ASSET PURCHASE AGREEMENT

                AGREEMENT, dated as of May 17, 2002, by and among Eljer Plumbingware, Inc., a Delaware corporation (“Eljer”), Selkirk, Inc., a Delaware corporation (“Selkirk”), Selkirk Canada U.S.A., Inc., a Delaware corporation (“Selkirk Canada USA”) and Selkirk Canada, Inc., a Canadian corporation (“Selkirk Canada”, and together with Eljer, Selkirk, and Selkirk Canada USA, “Sellers” and each, a “Seller”), Selkirk Acquisition Partners, L.P., a Delaware limited partnership (“Buyer”) and, with respect to Section 12.15 only, Tinicum Capital Partners, L.P. (“Tinicum”) and with respect to Sections 5.04, 5.05, 5.09, 8.01(c), 8.01(d) and 12.15 only, U.S. Industries, Inc., a Delaware corporation (“USI”).

W I T N E S S E T H :

                WHEREAS, Eljer, through its directly and indirectly held Subsidiaries, Selkirk, Selkirk Europe, Selkirk Canada USA, Selkirk Canada, SuperVent Products Inc., an Ontario corporation (“SuperVent”), and Industrias Selkirk de Mexico S.A. de C.V., a Mexican corporation (“Industrias”), conducts the business of manufacturing and distributing components for commercial and residential heating, ventilation and air conditioning systems;

                WHEREAS, Buyer and Sellers have approved, and deem it advisable to consummate the purchase of the Acquired Assets and the Shares (each as defined herein) by Buyer, which purchase is to be effected by the sale by Sellers of all the Acquired Assets and the Shares to Buyer, subject only, in the case of the Acquired Assets, to those liabilities expressly assumed by Buyer herein, and otherwise upon the terms and subject to the conditions set forth herein;

                WHEREAS, Buyer contemplates that it will assign its rights under this Agreement with respect to the Canadian Shares and the Acquired Assets to be transferred by Selkirk Canada to a wholly owned unlimited liability company organized under the laws of Nova Scotia;

                WHEREAS, Buyer contemplates that it will assign its rights under this Agreement with respect to the Acquired Assets to be transferred by the U.S. Sellers to a wholly owned limited liability company organized under the laws of Delaware;

                WHEREAS, Buyer contemplates that it will assign its rights under this Agreement with respect to the Mexican Shares to a wholly owned corporation or limited liability company organized under the laws of Mexico; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that SuperVent and Industrias shall not be considered an Affiliate of Sellers.

“Agreement” means this Stock and Asset Purchase Agreement.

“Balance Sheet Date” means November 24, 2001.

“Business” means, collectively, the Transferred Business, the SuperVent Business and the Mexican Business or, if the context so requires, any of them.

“Business Day”means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

“Canadian Shares” means all outstanding capital stock of SuperVent.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means each of the Sellers, SuperVent and Industrias; and collectively, the Sellers, SuperVent and Industrias shall be referred to as the Companies.

“Confidentiality Agreement” means the Confidentiality Agreement between Buyer and USI dated on or about July 2001.

“Dallas Property” means the real property used in the Business and located at 14801 Quorum Drive, Dallas, Texas 75240.

“Dallas Sublease” means the sublease in the form attached hereto as Exhibit A with respect to the Dallas Property.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations and rules, in each case as in effect on the date hereof or as subsequently adopted or amended, that have as their principal purpose the protection of the environment or of human health or that relate to the handling, storage, use or exposure to Hazardous Substances, wastes or materials.

“Environmental Liabilities” means any Damages or obligations arising out of the ownership or operation of the Business or the ownership, operation or condition of the Real Property, to the extent based upon (i) a violation of or liability under any Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, directive, order or notice of violation under, or any requirement of, any Environmental Law, (iii) a Release of any Hazardous Substance at, on or under any Real Property, or any environmental investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority at, on or under any Real Property, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the Business.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Law and relating to the Business.

“Equipment” means all machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, furnishings and other similar items of personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Escrow Agent” means an agent selected by Sellers to act as escrow agent under the Escrow Agreement who is reasonably satisfactory to Buyer.

“European Business” means the business, as conducted by Eljer Industries Limited, Selkirk Manufacturing France S.A.R.L., Selkirk S.r.l., Selkirk Schornsteintechnik GmbH and Gelre Bvoux BV and each of their subsidiaries on the Closing Date or prior thereto, including during any such time that such companies were Affiliates of Sellers.

“Foreign Antitrust Laws” means all foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate competition or investment or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Foreign Company” means each of Industrias, Selkirk Canada and SuperVent; and collectively, Industrias, Selkirk Canada and SuperVent shall be referred to as the Foreign Companies.

“Governmental Authority” means any international, multinational, national, federal, regional, state, provincial, municipal or foreign court or other governmental or regulatory authority, administrative body or government, department, board, body, tribunal, instrumentality or commission of competent jurisdiction.

“GUST”  means the statutes referenced in IRS Announcement 2001-104.

“Hazardous Substance” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are regulated by, defined in, or identified pursuant to, any Environmental Law including, without limitation, asbestos, polychlorinated biphenyls and petroleum and petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all patents and industrial designs, copyrights, trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; and confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively “Trade Secrets”) and any licenses to use any of the foregoing, or any other similar type of intellectual property right, in each case, as primarily used or held for use for the benefit of the Business as currently conducted.

“Inventory” means all inventory, finished goods, work-in-process, goods-in-transit, raw materials, ingredients and packaging materials.

“Knowledge of Buyer” or words of similar import shall mean actual knowledge, after due inquiry, of the individuals set forth in Schedule 1.01(a) attached hereto.

“Knowledge of Sellers” or words of similar import shall mean actual knowledge, after due inquiry, of the individuals set forth in Schedule 1.01(b) attached hereto.

“Known Pre-Closing Environmental Liabilities” means the Environmental Liabilities associated with the matters listed on Schedule 1.01(c) hereto.

“Liabilities” means all debts, liabilities, claims, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, hypothecation, claim, lease, sublease, license, occupancy agreement, adverse interest, easement, encroachment, title defect, title retention agreement, voting trust agreement, option, right of first refusal or other restriction or limitation of any nature whatsoever in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Business, taken as whole.

“Mexican Business” means the business, as conducted by Industrias on the Closing Date, of manufacturing and distributing components for commercial and residential heating, ventilation and air conditioning systems, as described further in the Confidential Information Memorandum dated May, 2001, provided to Buyer by Deutsche Banc Alex Brown and Credit Suisse First Boston.

“Mexican Shares” means all outstanding capital stock of Industrias.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Permitted Liens” means (i) Liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used by the Business, (ii) taxes and general and special assessments not yet due and payable or being contested in good faith, mechanic’s, laborer’s, materialmen’s, repairmen’s and other similar liens not yet due and payable or being contested in good faith and for which appropriate reserves, if necessary, have been established on the books and records of the Companies, (iii) Senior Debt Liens (other than on or after the Closing) and (iv) other Liens set forth on Schedule 1.01(d).

“Permits” means licenses, permits, approvals, franchises, registrations, waivers, exemptions, consents, authorizations, qualifications under or from any federal, state, local or foreign laws or Governmental Authorities.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Environmental Liabilities” means any Environmental Liabilities to the extent arising out of the ownership, operation or condition of the Business or the Real Property at any time after the Closing Date.

“Pre-Closing Environmental Liabilities” means any Environmental Liabilities to the extent arising out of the ownership, operation or condition of any of the Business or the Real Property on or at any time prior to the Closing Date.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances not permitted by prevailing and applicable Environmental Laws or Environmental Permits, in or into air, soil, water, groundwater or other media.

“Remedial Action” means any response action, removal action, remedial action, closure, corrective action, regulatory permitting, monitoring program, risk assessment, deed restriction, sampling program, investigation or other activity required, allowed by or consistent with any Environmental Law or Governmental Authority to clean up, remove, remediate, treat, abate or otherwise address any Hazardous Substances or requirement of Environmental Law and shall include by way of example and not limitation, (i) obtaining any Environmental Permits necessary to conduct any such work; (ii) preparing and implementing any plans or studies for such work, (iii) use of consultants, attorneys, contractors and other professionals to manage, investigate or otherwise address any matter regarding Hazardous Substance(s); (iv) obtaining a written notice from a Governmental Authority with jurisdiction over the site in question or any portion thereof under Environmental Laws that no material additional work is required by such Governmental Authority; and (v) any other activities required under Environmental Laws to address Hazardous Substances at the site in question or any portion thereof which exceed standards or criteria applicable to the Real Property or site at issue given its use at the time of Closing.

“Seller Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which any of the Sellers is a member and, with respect to state income or franchise Taxes, the consolidated, combined or unitary group of which any Seller or any Affiliate of any Seller is a member prior to the Closing.

“Selkirk Europe” means Selkirk Europe U.S.A. Inc., a Delaware corporation.

“Senior Debt Liens” means the Liens created under any of the collateral or ancillary documents related to the Amendment, Restatement, General Provisions and Intercreditor Agreement dated as of August 15, 2001 among USI, USI Global Corp., USI American Holdings, Inc., USI Atlantic Corp., Rexair Holdings, Inc., Rexair, Inc., the other subsidiaries of USI party thereto, Wilmington Trust Company and David A. Vanaskey, as Collateral Trustees (the “Collateral Trustees”), Bank of America, N.A., as Debt Coordinator, USI Agent, Rexair Agent and Rexair Collateral Agent, and the lenders party thereto, as amended from time to time, for the benefit of the secured parties named therein, including without limitation the Amended and Restated Pledge and Security Agreement dated as of August 15, 2001 among USI and its subsidiaries party thereto and the Collateral Trustees and the Amended and Restated Collateral Trust Agreement dated as of August 15, 2001 among USI and its subsidiaries party thereto and the Collateral Trustees, in each case as amended from time to time.

“Shares” means the Canadian Shares and the Mexican Shares.

“Subsidiary”, or in the plural, “Subsidiaries” means, with respect to any Person, any corporation, limited liability company or other organization, whether incorporated or unincorporated, of which (a) 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have 50% or more of the voting interests in such partnership).

“SuperVent Business” means the business, as conducted by SuperVent on the Closing Date, of manufacturing and distributing components for commercial and residential heating, ventilation and air conditioning systems, as described further in the Confidential Information Memorandum dated May, 2001, provided to Buyer by Deutsche Banc Alex Brown and Credit Suisse First Boston.

“Tax” means any tax, duty, fee, assessment, dues or similar charge of any nature whatsoever imposed by any government or taxing authority, domestic or foreign, including, without limitation, any gross or net income, gross or net receipts, minimum, sales, use, ad valorem, good and services, value added, stamp, transfer, franchise, withholding, payroll, employment, employment insurance, employer health, excise, occupation, premium or property tax, together with any interest, penalty, addition to tax, duty, fee, assessment, due, charge or additional amount imposed with respect thereto.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable law.

“Transferred Business” means the business, as conducted by the Companies (other than SuperVent and Industrias) on the Closing Date, of manufacturing and distributing components for commercial and residential heating, ventilation and air conditioning systems, as described further in the Confidential Information Memorandum dated May, 2001, provided to Buyer by Deutsche Banc Alex Brown and Credit Suisse First Boston.

“U.S. Seller” means each of Eljer, Selkirk and Selkirk Canada USA; and collectively, Eljer, Selkirk and Selkirk Canada USA shall be referred to as the U.S. Sellers.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Principles	2.07(a)
Accounts Receivable	2.01(b)(vi)

Term	Section
ACP	2.02(xiii)
Acquired Assets	2.01(b)
Act	7.05(a)
Adjusted Purchase Price	2.05(a)
Administrative Costs	7.12(c)
Allocations	2.05(c)
Allocation Statement	2.05(c)
Alternate Firm	2.07(a)
Apportioned Obligations	7.08(a)
Assumed Liabilities	2.03
Assumption Agreement	9.03(d)
Assumptions	8.01(d)(ii)
Audited Balance Sheet	3.07(b)
Auditor	2.07(a)
Benefit Arrangements	3.17(a)(iii)
Bill of Sale	9.02(c)
Business Insurance Policies	2.02(x)
Business-Specific Plans	8.01(b)
Buyer	Preamble
Buyer Obligations	12.15(a)
Buyer Tax Act	10.02(a)
Canadian Buyer	4.11
CBAs	8.02(a)
Claim	10.03(a)
Closing	2.06
Closing Net Worth	2.07(a)
COBRA	8.01(a)
Compliance Matters	10.02(b)
Contracts	2.01(b)(v)
CSA	3.12(c)
Damages	10.02(a)
Deeds	9.02(e)
Determination Date	2.07(a)
Disclosure Schedule	lead-in to
Article 3
DOL	3.03
E&Y	2.07(a)
Eljer	Preamble
Employees	3.17(a)(i)
Employee Benefit Plans	3.17(a)(ii)
Environmental Cap	10.02(b)
ERISA Affiliate	3.17(a)(ii)

Term	Section
Escrow Amount	2.05(a)
Escrow Agreement	2.05(a)
Estimated Final Net Worth	2.05(b)
Extraordinary Employee Claims	Preamble to
8.01(e)
FASB Reports	3.17(d)
Final Net Worth	2.08(a)
First Anniversary	10.02(b)
FMLA	3.17(g)
Foreign Employee Benefit Plan	3.17(h)
Former Employees	3.17(a)(i)
GAAP	2.07(a)
General Allocation	2.05(c)
HIPAA	3.17(g)
Indemnified Party	10.03(a)
Indemnifying Party	10.03(a)
Industrias	Preamble
Initial Transfer Amount	8.01(d)(ii)
Intellectual Property Instruments	9.02(d)
IRS	3.03
Lease Assignments	9.02(h)
Leases	3.13(b)
Leased Real Property	3.13(b)
License Agreements	3.10(a)(i)
Master Trusts	3.17(b)
Material Contracts	3.10(a)
New 401(k) Trust	8.01(c)
New Pension Plan	8.01(d)(i)
New Pension Trust	8.01(d)(i)
Objection Notice	2.07(b)
Off-Site Disposal Matter	10.02(b)
Owned Real Property	3.13(a)
PBO	8.01(d)(ii)
Pension Plans	3.17(a)(ii)
PLL Policy	10.02(b)
Potential Contributor	10.08
Preliminary Balance Sheet	3.07(a)
Pre-Closing Insurance	7.12(b)
Pre-Closing Insurance Claims	7.12(d)
Pre-Closing Sellers Insurance Payments	7.12(e)
Pre-Closing Tax Period	7.08(a)
Post-Closing Tax Period	7.08(a)

Term	Section
Proprietary Software	3.14(b)
Purchase Price	2.05(a)
Real Estate Matters	10.02(b)
Recalls	3.26(b)
Remittance Date	7.05(b)
Retained Assets	2.02
Retained Liabilities	2.04
Selkirk	Preamble
Selkirk Canada	Preamble
Selkirk Canada USA	Preamble
Seller	Preamble
Seller Names	6.01
Seller Obligations	12.15(b)
Sellers	Preamble
Sellers’ Indemnity	10.02(b)
Software	3.14(b)
Subsidiary Securities	3.06(b)
SuperVent	Preamble
Surveyor	9.02(k)
Target Net Worth	2.05(b)
Tax Benefit	10.06
Tax Returns	3.20
Tenth Anniversary	10.02(b)
Termination Date	11.01(b)
Third Party Claim	10.03(b)
Tinicum	Preamble
Tinicum Guaranty	12.15(a)
Title Company	9.02(j)
Title Insurance Policies	9.02(j)
Title Policy	9.02(j)
Total Transfer Amount	8.01(d)(iv)
Transfer 401(k) Plan	8.01(c)
Transfer Pension Plan	8.01(d)(i)
Transition Services Agreement	9.02(i)
True-Up Amount	8.01(d)(iv)
UL	3.12(c)
Unrelated Accounting Firm	2.07(c)
USI	Preamble
USI Guaranty	12.15(b)
WARN	3.19(c)
Warranty Breach	10.02(a)
Welfare Plans	3.17(a)(ii)

Term	Section
Withheld Amount	7.05(b)

ARTICLE 2

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of  Shares; Sale and Transfer of Assets. (a) Upon the terms and subject to the conditions of this Agreement, (i) Selkirk Canada USA agrees to sell, assign, transfer and convey, and Buyer agrees, either directly or indirectly through a direct or indirect wholly owned Subsidiary, to purchase from Selkirk Canada USA, all right, title and interest in and to the Canadian Shares set forth on Schedule 3.23 at the Closing, free and clear of all Liens and (ii) Selkirk Canada USA and Eljer agree to sell, assign, transfer and convey, and Buyer agrees, either directly or indirectly through a direct or indirect wholly owned Subsidiary to purchase from Selkirk Canada USA and Eljer, all right, title and interest in and to the Mexican Shares set forth on Schedule 3.23 at the Closing, free and clear of all Liens.

(b)   Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer or one or more direct or indirect wholly owned Subsidiaries of Buyer, as Buyer may elect at its sole discretion, and Buyer and/or such direct or indirect wholly owned Subsidiary(ies) of Buyer, as Buyer may elect at its sole discretion, shall purchase, acquire and accept from Sellers and their respective Affiliates, all right, title and interest in and to all assets, properties and rights of Sellers and their respective Affiliates primarily used in or primarily related to the Transferred Business as the same shall exist on the Closing Date, excluding the Retained Assets (as defined in Section 2.02) (collectively, the “Acquired Assets”), including, without limitation, the following:

(i) All Equipment;

(ii) All Inventory;

(iii) All Owned Real Property;

(iv) All Intellectual Property;

(v) All rights in and to all written and oral distribution agreements, agency agreements, license agreements, written leases for personal property or any parcel of Leased Real Property (other than the Dallas Property), broker agreements, confidentiality agreements (under which any Seller has provided information to or received information from a third party in respect of the Transferred Business), all purchase orders for the sale or purchase of goods and services, or both, and all other contracts and other agreements of whatever nature (whether written or oral)

(collectively, the “Contracts”);

(vi) All accounts, notes and loans receivable, advances, letters of credit and other rights to receive payments (collectively, “Accounts Receivable”);

(vii) Except to the extent primarily relating to or arising out of a Retained Liability or Retained Asset, all rights, privileges, claims, demands, refunds, indemnification agreements in favor of any Seller with, and indemnification and similar rights against, third parties, manufacturer’s warranties and all claims under such warranties (to the extent transferable), offsets and other similar claims;

(viii) All sales and business records, files, books of account, customer and supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, personnel records, files related to litigation assumed by Buyer pursuant to Section 2.03, credit records of customers and other related books and records, manuals and other materials (in any form or medium); provided that, to the extent any of the above comprise documents that are referred to in Section 2.02(vii)(B), Buyer shall only be entitled to acquire copies thereof;

(ix) All goodwill associated with the Transferred Business;

(x) All transferable Permits;

(xi) All prepaid expenses;

(xii) All security deposits, earnest deposits and all other forms of deposit or security placed with or by Sellers for the performance of a Contract which otherwise constitutes a portion of the Acquired Assets; and

(xiii) All UPC codes used on products sold in the Transferred Business.

SECTION 2.02.  Retained Assets.  Notwithstanding Section 2.01, all right, title and interest of Sellers and their respective Affiliates in the following properties, assets and rights shall be excluded from the Acquired Assets and not sold or assigned to Buyer (collectively, the “Retained Assets”):

(i) All cash and cash equivalents of the Transferred Business;

(ii) All non-assignable or non-transferable Permits of the Transferred Business (to the extent the parties are unable to obtain the required consent to the assignment of any such Permit);

(iii) All claims by Sellers under this Agreement, the Escrow Agreement or the Transition Services Agreement;

(iv) All assets or rights of Sellers not primarily used in the Transferred Business;

(v) The following marks and names: U.S. Industries Inc., USI or any derivative thereof;

(vi) To the extent attributable to any time or period ending on or prior to the Closing Date and to the extent not an asset included in the calculation of Final Net Worth, the right to receive any workers’ compensation rebate, surplus or credit (excluding any rebates, surpluses or credits relating to worker’s compensation claims that are Assumed Liabilities pursuant to this Agreement), and any refund of Tax in respect of the Transferred Business, including, without limitation, income tax, provincial sales tax and goods and services tax;

(vii) All books, records, files and papers, whether in hard copy or computer format, (A) prepared in connection with this Agreement or the transactions contemplated hereby or (B) primarily relating to Retained Liabilities and all minute books and corporate records of Sellers other than those primarily used in the Transferred Business;

(viii) To the extent primarily relating to or primarily arising out of a Retained Liability or Retained Asset, all rights, privileges, claims, demands, refunds and indemnification agreements in favor of any Seller with, and indemnification and similar rights against, third parties, manufacturer’s warranties and all claims under such warranties, offsets and other claims, including claims for insurance payments;

(ix) Subject to Section 7.12, all insurance policies maintained by any Seller or USI  that insure the Transferred Business or any of its property, plant, equipment, officers, directors, employees or agents against any Liability, loss, damage or loss profits for any reason or purpose (the “Business Insurance Policies”) and all recoveries or rights to the same;

(x)   The capital stock of all Subsidiaries of Sellers (other than SuperVent and Industrias);

(xi) All rights under the Lease relating to the Dallas Property;

(xii) All assets and contracts the benefits of which the Transition Services Agreement expressly or by implication envisages will be made available by Sellers or their respective Affiliates to Buyer and its Affiliates following the Closing Date; and

(xiii) All products and intellectual property of any kind presently or at any time in the past owned (in whole or in part) by the Companies, any of their respective Affiliates, or any of their respective predecessor or successor corporations, related in any way to the manufacture, sale, or specification of asbestos or any asbestos-containing product (“ACP”).

SECTION 2.03.  Assumed Liabilities.  (a) Upon the terms and subject to the conditions of this Agreement, Buyer or one or more direct or indirect wholly owned Subsidiaries of Buyer, as Buyer may elect in its sole discretion, shall, effective at the time of the Closing, assume and thereafter pay, perform, satisfy and fully discharge when due all Liabilities of Sellers and their respective Affiliates of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the conduct of the Transferred Business or the ownership or operation of real property used in the Transferred Business which is part of the Acquired Assets (current or previously), except for the Retained Liabilities (the “Assumed Liabilities”), including without limitation, the following:

(i) All Liabilities to the extent reflected in the calculation of Final Net Worth and all Liabilities incurred by the Transferred Business after the Closing Date to the extent not satisfied prior to the Closing Date;

(ii) Subject to Section 7.07, any and all Liabilities arising under or out of Contracts;

(iii) Except as provided in Article 8, all liabilities and obligations relating to employee benefits or compensation arrangements existing on or prior to the Closing Date with respect to any Employee; and

(iv) All Liabilities relating to or arising out of the Acquired Assets.

(b) Nothing contained in this Section 2.03 or in any instrument of assumption executed by Buyer or one or more wholly owned Subsidiaries of Buyer at the Closing shall release or relieve Sellers from their representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument, agreement or document executed pursuant hereto or in connection herewith, including, without limitation, the obligations of Sellers to indemnify Buyer in accordance with the provisions of Article 10 hereof.

SECTION 2.04.  Retained Liabilities.  Notwithstanding Section 2.03 or any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Sellers or any of their respective Affiliates of whatever nature, whether presently in existence or arising hereafter.  All such other liabilities and obligations of Sellers and their respective Affiliates, as well as all Liabilities of SuperVent and Industrias that are of the kind and nature described in this Section 2.04, (other than clause (iii) thereof), shall be retained by and remain obligations and liabilities of Sellers and their respective Affiliates (all such liabilities and obligations not being assumed being herein referred to as the

“Retained Liabilities”).  Notwithstanding any provision in this Agreement, including without limitation Section 2.03, or any other writing to the contrary, Retained Liabilities include:

(i) All Liabilities relating to the Retained Assets;

(ii) All Liabilities relating to any fees and expenses of any Seller or any Affiliate of Seller incurred in connection with this Agreement, including any fees or expenses of Deutsche Banc Alex Brown and Credit Suisse First Boston;

(iii) To the extent not included as a Liability or otherwise provided for in the calculation of  Final Net Worth, all Liabilities of the Transferred Business for Taxes attributable to any period (or portion thereof) ending on or prior to the Closing Date, including all Taxes arising out of the Transferred Business or any of the Acquired Assets, including any ad valorem (subject to Section 7.05(c)), real or personal or intangible property, sales, personal, social security, goods and services (subject to Section 7.05(c)) or other Taxes which are not due or assessed until after Closing but which are attributable to any period (or portion thereof) ending on or prior to the Closing Date;

(iv) To the extent not included as a Liability or otherwise provided for in the calculation of Final Net Worth, all Liabilities with respect to the funding of any checks, wire transfers or other transfer orders which are outstanding as of the close of business on the day prior to the Closing Date in accordance with the provisions of Section 7.11;

(v)     All Liabilities relating to workers compensation claims with a date of occurrence prior to the date of Closing in the State of Ohio;

(vi) All Liabilities relating to general liability (including product liability), automobile and workers compensation claims with a date of occurrence after April 1, 1989 and prior to October 1, 1998;

(vii)   Subject to the provisions of Section 7.12, all Liabilities relating to general liability (including product liability), automobile and workers compensation claims with a date of occurrence (x) on or before April 1, 1989 or (y) on or after October 1, 1998, in each case to the extent, and only to the extent, such claims are covered, and payment with respect thereto is made by the applicable insurer, under a Business Insurance Policy or any successor policy or program;

(viii)    All Liabilities relating to the manufacture, distribution or sale of any ACP by or on behalf of the Business, any Company or any Affiliate of any Company or any predecessor entity of the foregoing, including any claims for asbestos-related injuries or claims relating in any way to the design, use, manufacture, sale or specification of asbestos or any ACP that are dismissed (whether such dismissal is on summary judgment, voluntary or otherwise);

(ix)    All Liabilities arising in connection with (x) the litigation matter currently pending in Olsted County, Minnesota and filed under the name French v. American Standard, Metalbestos Products et al, (y) the litigation matter currently pending in Oswego County, New York and filed under the name Puglia v. Selkirk, et al and (z) the litigation matter currently pending in Hennepin County, Minnesota and filed under the name Andrew and Joyce Dorn v. Metalbestos Products, et.al;

(x)   Subject to the requirements and limitations set forth in Section 10.02(b), the Known Pre-Closing Environmental Liabilities;

(xi) All Liabilities of the Transferred Business, SuperVent or Industrias to any Seller or any Affiliate of any Seller;

(xii) All Liabilities for post-retirement welfare benefits for Former Employees who are not listed on Schedule 8.01(e);

(xiii) Extraordinary Employee Claims;

(xiv) All Liabilities relating to the European Business and the divestiture thereof; and

(xv) All other Liabilities to the extent relating to or arising out of the operations or businesses of Sellers and their Affiliates other than the Transferred Business or the Acquired Assets.

SECTION 2.05.  Purchase Price.  (a) The total purchase price for the Acquired Assets and the Shares is $40 million (such amount as adjusted in accordance with Section 2.05(b) and Section 2.08, the “Purchase Price”).  The Purchase Price, as such amount may be adjusted prior to the Closing in accordance with Section 2.05(b) below (the “Adjusted Purchase Price”), shall be paid to Sellers as provided in Article 9, less $1 million in cash (the “Escrow Amount”), which shall be held in escrow pursuant to the terms and subject to the conditions of the escrow agreement to be entered into by Sellers, Buyer and the Escrow Agent at the Closing, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

(b) Not less than two Business Days prior to the scheduled Closing, Sellers will deliver to Buyer a preliminary statement of final net worth prepared in good faith by Sellers setting forth Sellers’ estimate of the Final Net Worth (as defined in Section 2.08) for the Business as of the Closing (the “Estimated Final Net Worth”).  If the Estimated Final Net Worth is less than $52,425,000 (the

“Target Net Worth”), then such shortfall shall be deducted from the Purchase Price at Closing.

(c) The Purchase Price shall be allocated among the Acquired Assets to be sold by Selkirk and Selkirk Canada and the Canadian Shares and the Mexican Shares in accordance with Schedule 2.05(c), as adjusted pursuant to Section 2.08(c) (the “General Allocation”).  As soon as practicable after the Closing, Buyer shall deliver to Sellers a statement (the”Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) and consistent with the General Allocation, among the Acquired Assets, the Canadian Shares and the Mexican Shares in accordance with Section 1060 of the Code.  If within 20 days after the delivery of the Allocation Statement, Sellers notify Buyer in writing that Sellers object to the allocation set forth in the Allocation Statement, Buyer and Sellers shall use commercially reasonable efforts to resolve such dispute within 20 days. If, during such period, Buyer and Sellers are unable to resolve such dispute, the disputed items shall be promptly referred to the Unrelated Accounting Firm. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The parties acknowledge and agree that Sellers shall bear the percentage of the fees and expenses of the

Unrelated Accounting Firm that equals the difference between the sum of all differences between Sellers’ calculation of a disputed item and the Unrelated Accounting Firm’s final determination of such disputed item, divided by the sum of all differences between Sellers’ calculation of a disputed item and Buyer’s calculation of a disputed item.  Buyer shall bear the percentage of the fees and expenses of the Unrelated Accounting Firm that equals the difference between the sum of all differences between Buyer’s calculation of a disputed item and the Unrelated Accounting Firm’s final determination of such disputed item, divided by the sum of all differences between Buyer’s calculation of a disputed item and Sellers’ calculation of a disputed item.  Sellers and Buyer agree to (i) be bound, and to cause their Affiliates to be bound, by the General Allocation and the Allocation Statement (together, the “Allocations”), as adjusted pursuant to Section 2.08(c) and (ii) act, and to cause its Affiliates to act, in accordance with the Allocations, as adjusted pursuant to Section 2.08(c), in the preparation, filing and audit of any Tax Return (including, without limitation, the filing of any forms, information returns, reports or statements with any Tax Return for the taxable year that includes the Closing Date) and for all Tax and accounting purposes.

SECTION 2.06.  Closing.  The closing (the “Closing”) of the purchase and sale of the Acquired Assets and the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than two Business Days, after satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 9 (other than the conditions that by their terms shall be or must necessarily be satisfied at the Closing).  The parties agree to use their reasonable best efforts to satisfy the conditions set forth in Article 9 such that the Closing may occur no later than 30 days after the date hereof.  At the Closing, the Parties shall deliver all funds, documents and instruments required to be delivered pursuant to Article 9.

SECTION 2.07.  Final Net Worth Statement.  (a) As promptly as practicable, but no later than 90 days after the Closing Date, Sellers will cause to be prepared and delivered to Buyer a combined balance sheet of the Business (the “Closing Balance Sheet”) as of the close of business on the Closing Date (the “Determination Date”), and a statement of final net worth as of the Determination Date setting forth Sellers’ calculation of Closing Net Worth as of the Determination Date (the “Statement of Final Net Worth”).  Ernst & Young LLP (“E&Y”) will audit the Statement of Final Net Worth, and will render a special purpose report thereon; provided, however, that should E&Y be unable or unwilling to provide the report described above, Sellers shall promptly engage another independent public accounting firm of national reputation (the “Alternate Firm”) to provide such report.  E&Y or the Alternate Firm, as the case may be, shall hereinafter be referred to as the “Auditor”.  Sellers shall be responsible for the fees and expenses of the Auditor.  The Closing Balance Sheet shall (i) fairly present the combined financial position of the Business as at the close of business on the Determination Date in accordance with generally accepted accounting principles applied on a consistent basis with those used in the preparation of the Preliminary Balance Sheet (“GAAP”), with only such exceptions as are consistent with those disclosed in Schedule 3.07 and applying the Accounting Principles set forth in Schedule 2.07(a) (the “Accounting Principles”) and (ii) include line items consistent with those in the Preliminary Balance Sheet.  “Closing Net Worth” shall be derived from the Closing Balance Sheet based on the methodology described in Schedule 2.07(b) and include only the carrying value of Acquired Assets and Assumed Liabilities, the assets of SuperVent and the Liabilities of SuperVent and the assets of Industrias and the Liabilities of Industrias.

(b) If Buyer disagrees with Sellers’ Statement of Final Net Worth delivered pursuant to Section 2.07(a) Buyer may, within 30 days after delivery of the documents referred to in Section 2.07(a), deliver a notice (the “Objection Notice”) to Sellers disagreeing with such calculation and setting forth Buyer’s calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts and calculations contained in the Statement of Final Net Worth delivered pursuant to Section 2.07(a).

(c) If an Objection Notice shall be duly delivered pursuant to Section 2.07(b), Sellers and Buyer shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Worth.  If, during such period, Buyer and Sellers are unable to reach such agreement, any unresolved disputed items shall be promptly referred to an independent accounting firm jointly selected by Buyer and Sellers with whom none of the parties have a material relationship (the “Unrelated Accounting Firm”).  The parties agree that KPMG LLP shall serve as the Unrelated Accounting Firm, provided that, at the time any services hereunder are required, it meets the standard set forth in the immediately preceding sentence.  The Unrelated Accounting Firm shall be directed to render a written report only on the unresolved disputed issues with respect to the Statement of Final Net Worth and Closing Net Worth as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice.  Sellers and Buyer shall use their commercially reasonable efforts to agree on the procedures to be followed by the Unrelated Accounting Firm (including procedures with regard to presentation of evidence) within thirty (30) days following such referral to the Unrelated Accounting Firm.  If Sellers and Buyer are unable to agree upon procedures at the end of the such thirty (30) day period, the Unrelated Accounting Firm shall establish such procedures giving due regard to the intention of Sellers and Buyer to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but not need be, those proposed by either Sellers or Buyer.  Each of Sellers, on the one hand, and Buyer, on the other hand, shall then submit evidence in support of its position on each item in dispute as well as the procedures to be followed by the Unrelated Accounting Firm, and the Unrelated Accounting Firm shall decide the dispute in accordance therewith.  In reaching a decision on each item in dispute, the Unrelated Accounting Firm’s decision is expressly limited to the selection of either Sellers’ or  Buyer’s position on each such disputed item.   Upon final resolution of all disputed issues, the Unrelated Accounting Firm shall issue a report showing the calculation of the Closing Net Worth of the Business based on the Closing Balance Sheet used to derive Sellers’ Statement of Final Net Worth as amended by the determinations of the Unrelated Accounting Firm pursuant to this Section 2.07(c).  The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties.

Sellers shall bear the percentage of the fees and expenses of the Unrelated Accounting Firm that equals the difference between Sellers’ calculation of the Closing Net Worth and the Final Net Worth divided by the difference between Sellers’ calculation and Buyer’s calculation of the Closing Net Worth.  Buyer shall bear the percentage of the expenses of the Unrelated Accounting Firm that equals the difference between the Final Net Worth and Buyer’s calculation of Closing Net Worth divided by the difference between Sellers’ calculation and Buyer’s calculation of Closing Net Worth.

(d) Buyer and Sellers agree that they will, and agree to cause their respective independent accountants and Affiliates to, cooperate and assist in the preparation of the Statement of Final Net Worth and the calculation of the Closing Net Worth and in the conduct of the audits and reviews referred to in this Section 2.07, including, without limitation, the making available to the extent necessary all books, records, work papers and personnel, including the execution of customary release or indemnification letters required by the Auditor in connection with the foregoing.

SECTION 2.08.  Adjustment of Purchase Price.  (a) If Estimated Final Net Worth or Target Net Worth (whichever is less), exceeds Final Net Worth, Sellers, and subject to any distributions to be made by the Escrow Agent in accordance with the Escrow Agreement, shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.08(b), the amount of the excess of Estimated Final Net Worth or Target Net Worth (whichever is less) over Final Net Worth.  If Final Net Worth exceeds Estimated Final Net Worth or Target Net Worth (whichever is less), Buyer shall pay to Sellers, in the manner and with interest as provided in Section 2.08(b), the amount of the excess of Final Net Worth over Estimated Final Net Worth or Target Net Worth (whichever is less).  “Final Net Worth” means the Closing Net Worth  as shown in Sellers’ calculation delivered pursuant to Section 2.07(a), if no Objection Notice is duly delivered pursuant to Section 2.07(a); or if such Objection Notice is delivered, as agreed by Buyer and Sellers pursuant to Section 2.07(c) or in the absence of such agreement, as shown in the Unrelated Accounting Firm’s calculation delivered pursuant to Section 2.07(c); provided that in no event shall Final Net Worth be less than Buyer’s calculation of Closing Net Worth delivered pursuant to Section 2.07(b) or more than Sellers’ calculation of Closing Net Worth delivered pursuant to Section 2.07(a).

(b) Any payment pursuant to Section 2.07(a) shall be made at a mutually convenient time and place, within 5 Business Days after the Final Net Worth has been determined, by delivery by, as applicable, Buyer to Sellers or by either (i) Sellers or (ii) the Escrow Agent, in accordance with the terms and provisions of the Escrow Agreement, to Buyer, of a certified or official bank check payable in immediately available funds in U.S. dollars to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party.  The amount of any payment to be made pursuant to this Section 2.08 shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the rate of interest publicly announced by Bank of America in San Francisco from time to time as its “reference rate” during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(c) If an adjustment is made with respect to the Purchase Price pursuant to this Section, the Allocations shall be adjusted in accordance with the Code and any other applicable state, local or foreign tax law and as mutually agreed by Buyer and Sellers.  In the event that an agreement is not reached within 20 days after the later of (i) the determination of Final Net Worth and (ii) the final determination of the Allocation, any disputed items shall be referred to the Unrelated Accounting Firm to resolve the disputed items.  Upon resolution of the disputed items, the Allocations shall be adjusted to reflect such resolution. The parties acknowledge and agree that Sellers shall bear the percentage of the fees and expenses of the Unrelated Accounting Firm that equals the difference between the sum of all differences between Sellers’ calculation of a disputed item and the Unrelated Accounting Firm’s final determination of such disputed item, divided by the sum of all differences between Sellers’ calculation of a disputed item and Buyer’s calculation of a disputed item.  Buyer shall bear the percentage of the fees and expenses of the Unrelated Accounting Firm that equals the difference between the sum of all differences between Buyer’s calculation of a disputed item and the Unrelated Accounting Firm’s final determination of such disputed item, divided by the sum of all differences between Buyer’s calculation of a disputed item and Sellers’ calculation of a disputed item.  Buyer and Sellers agree to file any additional information return required to be filed pursuant to the Code and any state, local or foreign Tax law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as specifically set forth in the disclosure schedule prepared and signed by Sellers and delivered to Buyer simultaneously with the execution hereof (the “Disclosure Schedule”), each Seller, jointly and severally, represents and warrants to Buyer that all of the statements contained in this Article 3 are true and complete as of the date of this Agreement and as of the Closing Date.  The parties acknowledge and agree that (i) the Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Sellers of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.  If any item or information is disclosed in the Disclosure Schedule in response to a section in this Agreement in such a way as to make its relevance to the disclosure required by another section in this Agreement reasonably apparent, the matter shall be deemed to have been disclosed with regard to both sections, notwithstanding the omission of an appropriate cross-reference.  In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

SECTION 3.01.  Corporate Existence and Power.  Each U.S. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and each Foreign Company is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.  Each Company has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits, the absence of which, individually or in the aggregate, would not be material to the Business.  Each U.S. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary and each Foreign Company is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except, in all cases, those jurisdictions where such failure, individually or in the aggregate, would not be material to the Business.

SECTION 3.02.  Corporate Authorization.  The execution, delivery and performance by each Seller of this Agreement and, as of the Closing, the Escrow

Agreement, the Transition Services Agreement (if applicable), and the consummation of the transactions contemplated hereby and thereby (if applicable) by such Seller are within the corporate powers of such Seller and have been duly authorized by all necessary corporate action on the part of such Seller and such Seller’s shareholders.  This Agreement has been, and as of the Closing, the Transition Services Agreement (if applicable) and the Escrow Agreement will be, duly executed and delivered by each Seller, and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and, as of the Closing, the Transition Services Agreement (if applicable) and the Escrow Agreement will constitute, a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as (i) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

SECTION 3.03.  Governmental Authorization.  The execution, delivery and performance by each Seller of this Agreement and, as of the Closing, the Transition Services Agreement (if applicable), the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby (if applicable) require no Seller, SuperVent, Industrias or any Affiliate of any Seller to obtain any consent, approval, Permit or order of, give any notice to, take any action by or in respect of, or make any filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and, to the extent specifically identified in Schedule 3.03(i), the requirements of any Foreign Antitrust Laws, and (ii) to the extent identified on Schedule 3.03(ii), filings with the Pension Benefit Guaranty Corporation, the Internal Revenue Service (“IRS”), the Department of Labor (“DOL”), any applicable provincial Department or Ministry of Labour and any other similar Governmental Authority with respect to the transfer of assets and liabilities of Employee Benefit Plans or Foreign Employee Benefit Plans pursuant to this Agreement, and (iii) such consents, approvals, Permits or orders, notices, actions or filings which the failure to obtain, give, take or make, as the case may be, have not had, and would not reasonably be expected to have, individually or in the aggregate, (x) a Material Adverse Effect, or (y) an adverse effect on the ability of any Seller to consummate any of the transactions contemplated hereby or by the Transition Services Agreement (if applicable) or the Escrow Agreement.

SECTION 3.04.  Noncontravention.  The execution, delivery and performance by each Seller of this Agreement and, as of the Closing, the Escrow Agreement, the Transition Services Agreement (if applicable), and the consummation of the transactions contemplated hereby and thereby (if applicable) by such Seller do not and will not (i) violate any provision of the certificate or articles of incorporation, bylaws or other organizational documents of such Seller,

(ii) assuming compliance with the matters referred to in clauses (i) and (ii) of Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or agreement with or condition imposed by any Governmental Authority except for any such violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) except as disclosed in Schedule 3.04, require any material approval or consent or other material action by any Person under, constitute a material breach or default under (or with notice, lapse of time, or both would result in such a material breach or default), or give rise to any right of termination, cancellation, material amendment or acceleration of any right or obligation under or to a loss of any benefit relating to the Business to which any Company is entitled under any provision of any Contract or other instrument binding upon any Company, (iv) result in the creation or imposition of any Lien on any Acquired Asset or the Shares, except for any Permitted Liens, or (v) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or a revocation of, any material Permit utilized in the operation of the Business.

SECTION 3.05.  Sufficiency of Assets.  The Acquired Assets, the assets of SuperVent and the assets of Industrias, in conjunction with the rights, goods and services granted, transferred or to be performed or made available by Sellers and their Affiliates pursuant to the Transition Services Agreement, constitute all of the property and assets which are necessary for the conduct of the Business as it is presently being conducted and are sufficient to provide Buyer with the means and capability to conduct the Business as it is presently being conducted.

SECTION 3.06.  Capitalization.  (a) The authorized, issued and outstanding capital stock of SuperVent and Industrias on the date hereof is set forth in Schedule 3.06.

(b) All outstanding shares of capital stock of each of SuperVent and Industrias have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in this Section 3.06 or on Schedule 3.06, there are no outstanding (i) shares of capital stock or equity securities of SuperVent or Industrias, (ii) securities of SuperVent or Industrias convertible into or exchangeable for shares of capital stock or equity securities of SuperVent or Industrias  or (iii) options or other rights to acquire from SuperVent or Industrias, or other obligation of SuperVent or Industrias to issue, any capital stock, equity securities or securities convertible into or exchangeable for capital stock or equity securities of SuperVent or Industrias, respectively (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of SuperVent or Industrias to repurchase, redeem or otherwise acquire any Subsidiary Securities.  There are no voting trusts or proxies with respect to any Subsidiary Securities.

SECTION 3.07.  Financial Statements.  (a) Each of the unaudited combined balance sheet of the Business dated as of November 24, 2001 (the “Preliminary Balance Sheet”), and the related unaudited combined statement of operations and cash flows of the Business for the two months ended November 24, 2001, each as set forth in Schedule 3.07(a), has been prepared in accordance with GAAP and the Accounting Principles (with only such exceptions as are disclosed in Schedule 3.07) and present fairly, in all material respects, the combined financial condition of the Business as at November 24, 2001 and the combined results of operations and cash flows of the Business for the two month period ended November 24, 2001.

(b) Each of the audited combined balance sheet of the Business dated as of  September 30, 2001 (the “Audited Balance Sheet”) and the related audited combined statement of operations and cash flows of the Business for the twelve months ended September 30, 2001, each as set forth in Schedule 3.07(b), has been prepared in accordance with GAAP and the Accounting Principles (with only such exceptions as are disclosed in Schedule 3.07) and present fairly, in all material respects, the combined financial condition of the Business as at September 30, 2001 and the combined results of operations and cash flows of the Business for the twelve month period ended September 30, 2001.

(c) Each of the unaudited combined balance sheets of the Business as of September 30, 1999 and 2000, and the related unaudited combined statements of operations, changes in invested capital, and cash flows for the years then ended, each as set forth on Schedule 3.07(c) present fairly the combined financial position of the Business at September 30, 1999 and 2000 and the combined results of operations, changes in invested capital and cash flows of the Business for the years then ended, in conformity with GAAP and the Accounting Principles (with only such exceptions as are disclosed in Schedule 3.07).

SECTION 3.08.  Absence of Certain Changes.  Except as disclosed in Schedule 3.08, since the Balance Sheet Date, the Companies have conducted the Business in the ordinary course consistent with past practice and there has not been:

(a) any change in the business, operations, financial condition, assets or Liabilities of the Business, individually or in the aggregate, which has had, or would reasonably be expected to constitute or result in, a Material Adverse Effect;

(b) any action taken which would violate the provisions of Section 5.01 of this Agreement assuming such restrictions had been applicable as of the Balance Sheet Date.

SECTION 3.09.  No Undisclosed Liabilities.  There are no Liabilities of  the Business, other than:

(a) Liabilities reflected on the Preliminary Balance Sheet (including to the extent reserved therefor therein) or disclosed in the notes thereto;

(b) Liabilities disclosed in Schedule 3.09;

(c) Liabilities incurred since the Balance Sheet Date which: (i) resulted from transactions in the ordinary course of business consistent with past practice and are of a nature, type and magnitude consistent with the Liabilities reflected on the Preliminary Balance Sheet, (ii) were incurred in accordance with the terms of this Agreement and (iii) do not and will not materially impair the ability of any Seller to perform any of such Seller’s obligations under this Agreement; and

(d) Other undisclosed Liabilities which, individually or in the aggregate, are not material to the Business, taken as a whole.

SECTION 3.10.  Material Contracts.  (a) Schedule 3.10(a) contains a correct and complete list of all Contracts and other agreements with respect to the Business to which any Company is a party and which are of the following types (collectively, the “Material Contracts”):

(i) all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which any Company is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue but excluding those agreements relating to commercially available “off-the-shelf” or other standard products (collectively, the “License Agreements”).

(ii) all Contracts for the purchase of any materials, supplies, equipment, merchandise or services that involve an annual expenditure by a Company of more than $100,000 for any one Contract;

(iii) all leases for personal property under which a Company is either lessor or lessee that involve annual payments or receipts of more than $100,000 for any one Contract and all Leases;

(iv) all Contracts, mortgages, indentures, notes, installment obligations and other instruments relating to indebtedness of the Business to which a Company is a party or by which it or its properties are bound, except any such agreement (A) with annual payments by a Company not exceeding $100,000 for any one Contract, (B) which may be prepaid with not more than 60 days notice without the payment of a penalty or (C) entered into subsequent to the date of this Agreement as permitted by Section 5.01;

(v) all distributor, representative and agency Contracts that involve an annual payment by a Company of more than $100,000 for any one Contract;

(vi) all government Contracts and all other agreements with customers that involve an annual payment to or by any Company of more than $100,000 for any one Contract;

(vii) all employment, consulting, termination or severance Contracts, collective bargaining agreements, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, termination pay, severance pay, or retirement plans, arrangements or Contracts relating to or with any Employee or Former Employee;

(viii) all Contracts under which any Company has agreed to indemnify or guarantee the obligations of any Person (except Contracts with customers of the Business entered into in the ordinary course of business) or to share Tax liability with any Person with liability which would reasonably be likely to exceed $100,000;

(ix) all Contracts limiting the freedom of any Company to engage in any line of business or in any geographic area, for any length of time, to solicit employees or otherwise to conduct its business as presently conducted;

(x) all Contracts not otherwise required to be disclosed by this Section 3.10 which (A) require more than 90 days’ notice to terminate and, if such notice is not provided, (B) would require payment by a Company of a penalty in excess of $100,000;

(xi) all Contracts relating to the acquisition by the Business of any operating business or the equity interests of any Person entered into since January 1, 1998, or any joint venture arrangement; and

(xii) all Contracts for the disposition of assets other than sale of Inventory in the ordinary course of business.

(b) Sellers have made available to Buyer true, complete and correct copies of all Material Contracts listed on Schedule 3.10(a), including all amendments, supplements and modifications to each Contract listed on Schedule 3.10(a).  Except as disclosed in Schedule 3.10(b), (i) each of the Material Contracts is in full force and effect, (ii) each Material Contract is a legal, valid and binding obligation of the Company party thereto, enforceable against such Company party thereto in accordance with its terms, and, to the Knowledge of Sellers, each Material Contract is a valid and binding obligation of the third party which is a party thereto, enforceable against such third party in accordance with its terms, (iii) no Company is, and to the Knowledge of Sellers no other party to a Material Contract is in any material respect, in default under or in violation of, and no event has occurred which, with the passage of time or giving of notice or both, would result in any Company, or to the Knowledge of Sellers, any other party to any Material Contract, being in any material respect in default under or in violation of, any of the terms of any of the Material Contracts, or which would permit the termination, modification or acceleration of performance of the obligations of any Company, or any third party which is a party thereto, and (iv) except as disclosed in Section 3.04, no Material Contract requires the consent of any other party thereto in connection with any of the transactions contemplated by this Agreement.

SECTION 3.11.  Litigation.  Except as disclosed on Schedule 3.11, there is no action, suit, investigation, arbitration, claim or proceeding pending against, or to Knowledge of Sellers, threatened in writing against or affecting, the Business, the Companies or any of the Acquired Assets, the assets of SuperVent or the assets of Industrias before or by any court or arbitrator or any Governmental Authority, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement and, to the Knowledge of Sellers, there is no basis for any such action, suit, investigation, arbitration, claim or proceeding.  Except as set forth in Schedule 3.11, Sellers are insured, subject to the deductible specified in each Business Insurance Policy, against each such action, suit, investigation, arbitration, claim and proceeding. Sellers have notified the insurer party to the applicable Business Insurance Policy, and have not received any written notice from such insurer indicating a full or partial denial of coverage, with respect to each such action, suit, investigation, arbitration, claim and proceeding.  No Company is subject to any verdict, judgment, order or decree which may have a material adverse effect on the ability of the Business to be conducted as currently conducted in any area for any period of time, or any Company to conduct any line of business, for any period of time, or an adverse effect on the ability of any Seller to consummate any of the transactions contemplated hereby.

SECTION 3.12.  Compliance with Laws, Court Orders and Permits.  (a) Since January 1, 1998, the Companies have complied, and will continue to comply, in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local and foreign governments and agencies thereof applicable to the Business, the Companies,  any of the Acquired Assets, the assets of SuperVent or the assets of Industrias.

(b) Schedule 3.12(b) sets forth a list of all Permits necessary to conduct the Business in the manner it is presently conducted (excluding immaterial Permits the failure of which to have do not significantly affect the use or normal operation of the Business or any of the Acquired Assets, the assets of SuperVent or the assets of Industrias) or otherwise material to the Business, and each such Permit has been duly obtained and is in full force and effect.  The Business is not in material violation of the terms of any Permit (excluding immaterial Permits the failure of which to have do not significantly affect the use or normal operation of the Business or any of the Acquired Assets) and, to the Knowledge of Sellers, no violation has been alleged by any Governmental Authority, and no proceeding is pending or, to the Knowledge of Sellers, threatened, to revoke or materially limit any such Permit and, to the Knowledge of Sellers, there is no basis for any such allegation or proceeding.

(c) All Acquired Assets, assets of SuperVent and assets of Industrias which constitute inventory and all products sold or distributed by or on behalf of the Business since January 1, 1997 that require or carry the label, certification or approval of Underwriters Laboratories (“UL”), the Canadian Standards Association (“CSA”) or any other similar organization, have been properly and validly certified or approved.  Since January 1, 1997, all manufacturing standards applied, testing procedures used, and product specifications disclosed in the Business fully comply in all material respects with all requirements established by UL, CSA and with pertinent federal, state or local building codes or regulations.

SECTION 3.13.  Real Property.

(a) Schedule 3.13(a) sets forth a true, correct and complete list of all of the owned real property that is used or held for use in the operation or conduct of the Business (the “Owned Real Property”), including the address of each parcel of Owned Real Property, the entity which owns such Owned Real Property and the current primary use (or uses) of such Owned Real Property.  The Companies have and shall have as of the Closing Date, good, valid and marketable fee simple title to each parcel of Owned Real Property and to all buildings, structures and other improvements thereon and all fixtures thereto, in each case, free and clear of any Liens other than Permitted Liens.

(b) Schedule 3.13(b) sets forth a true, correct and complete list of all of the leased real property that is used or held for use in the operation or conduct of the Business (collectively, the “Leased Real Property”), including the address at each Leased Real Property, the tenant and landlord thereunder, and the current primary use (or uses) of such Leased Real Property.  Sellers have made available to Buyer true, correct and complete copies of all such leases, including all amendments, modifications, supplements and renewals thereof relating to such Leased Real Property (the “Leases”).  Except as set forth in Schedule 3.13(b), each of the Leases grants Seller or the applicable Company the exclusive right to use and occupy the premises demised pursuant to the Lease for such Leased Real Property subject to the terms of the applicable lease.

(c) Except as set forth on Schedule 3.13(c), no Company has assigned its interests under any of the Leases, sublet or licensed any interest in any premises demised thereunder, or otherwise pledged or encumbered its interest therein.  A Company has, and shall have as of the Closing Date, good and valid leasehold title to the Leased Real Property, free and clear of any Liens except Permitted Liens or Liens, if any, granted to any Person by the lessor of such Leased Real Property .

(d) Except as set forth in Schedule 3.13(d), if required by applicable law, all certificates of occupancy, and Permits with respect to the buildings, structures and improvements on any of the Owned Real Property and the occupancy and use thereof have been obtained and are in full force and effect, and to the Knowledge of Sellers there is no pending threat of modification, suspension or cancellation of any of the same which has had, or would reasonably be expected to have, a Material Adverse Effect.

(e) Except as set forth in Schedule 3.13(e), no Seller or Affiliate of any Seller, SuperVent or Industrias has received written notice of any condemnation, expropriation or other proceedings in eminent domain pending, proposed or threatened with respect to any of the Owned Real Property.

(f) Except as set forth on Schedule 3.13(f), the Leased Real Property and the Owned Real Property together constitute all real property used or held for use in the operation or conduct of the Business.

SECTION 3.14.  Intellectual Property.  (a) Schedule 3.14(a) sets forth, for all Intellectual Property owned by any Company, a complete and accurate list, of all U.S., state and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights. A Company or its Affiliates owns all right, title and interest in the Intellectual Property listed on Schedule 3.14(a) free and clear of all Liens, except those arising under the License Agreements.  One or more of the Companies (or their Affiliates) are currently listed in the records of the appropriate U.S., State or foreign agency as the owner of record for each application and registration listed on Schedule 3.14(a).

(b) Schedule 3.14(b) lists all material computer software (other than commercially available “off-the-shelf” or other standard products) (“Software”), which is licensed, leased or otherwise used in or by the Business, and all Software owned by any Company (“Proprietary Software”), and identifies which such Software is owned, licensed, leased, or otherwise used, as the case may be.

(c) Except as set forth in Schedule 3.14(c):

(i) a Company possess adequate licenses or other legal rights to use all Intellectual Property that it does not own;

(ii) any Intellectual Property owned by or, to the Knowledge of Sellers, used by any of the Companies has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned;

(iii) no Company has received written notice with respect to the Business from any third party regarding any actual or potential infringement by any Company of any intellectual property of such third party and, to the Knowledge of Sellers, there is no basis for such a claim against any Company;

(iv) no Company has received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used in the Business of any Company and, to the Knowledge of Sellers, there is no basis for such a claim against any Company;

(v) no Company has licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements;

(vi) to the Knowledge of Sellers, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by any Company;

(vii) the Companies take all reasonable measures to protect the confidentiality of their Trade Secrets including requiring third parties having access thereto to execute written nondisclosure agreements.  No

Trade Secret relating to the Business has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects the appropriate proprietary interests in and to such Trade Secrets of the Business;

(viii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights with respect to the Intellectual Property listed in Schedule 3.14(a) or Schedule 3.14(b) or the License Agreements listed in Schedule 3.10(a), nor will such consummation require the consent of any third party in respect of any Intellectual Property; and

(ix) all Proprietary Software set forth in Schedule 3.14(b), was either developed (a) by employees of the Business within the scope of their employment; (b) by independent contractors working in the United States for companies in the United States as “works-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. § 101, pursuant to written agreement; or (c) by third parties who have assigned all of their rights therein to a Company pursuant to written agreement.   No former or present employees, officers or directors of the Business retain any rights of ownership or use of the Proprietary Software, and no employees or third parties who have developed or participated in the development of the Proprietary Software have any claims to any moral rights therein.

SECTION 3.15.  Finder’s Fees.  Except for Deutsche Banc Alex Brown and Credit Suisse First Boston, whose fees will be paid by Sellers, there is no investment banker, broker, finder, financial advisor or other intermediary which is or might be entitled to any fee, commission or compensation from, or which has been retained by or is authorized to act on behalf of, any Seller or any Affiliate or any Seller in connection with any of  the transactions contemplated by this Agreement.

SECTION 3.16.  Employees.  Except as set forth in Schedule 3.16, all Employees who are principally employed in connection with the Business are employed by a Company.

SECTION 3.17.  Employee Benefit Plans.

(a) Definitions.

(i) All current employees principally employed in connection with the Business, including any such employees on approved leaves of absence (whether family leave, maternity or parental leave, workers’

compensation, short-term disability, medical leave or otherwise) shall be referred to herein as the “Employees” and the term “Employee” shall mean any of the Employees.  All individuals whose last employment with any Seller was in the Business shall be referred to herein as the “Former Employees” and the term “Former Employee” shall mean any of the Former Employees.

(ii) The term “Employee Benefit Plans” shall mean each and every “employee benefit plan” as defined in Section 3(3) of ERISA in which Employees or Former Employees participate, excluding any Foreign Employee Benefit Plans (as defined below); maintained or contributed to by a Seller or any Affiliate of any Seller, or any Person whose employees are treated as employed by a single employer including a Seller or any Affiliate of any Seller under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), or any predecessor or in which a Seller or any Affiliate of any Seller or ERISA Affiliate or any predecessor participates or participated and which provides benefits to Employees or Former Employees or with respect to which Seller or any Affiliate of any Seller or Buyer may have any liability, which shall include (a) any such plans that are “employee welfare benefit plans”, as defined in Section 3(1) of ERISA, including, but not limited to, retiree medical and life insurance plans (“Welfare Plans”) and (b) any such plans that are “employee pension benefit plans” as defined in Section 3(2) of ERISA or to which any Seller or any Affiliate of any Seller contributes or may become liable to contribute (“Pension Plans”).

(iii) The term “Benefit Arrangement” shall mean any life, medical and health insurance (or other commitment providing for insurance coverage including without limitation any self-insured arrangements), post-retirement insurance and hospitalization, physical examinations for officers, savings, bonus, stock option, stock purchase, stock appreciation right, deferred compensation, incentive compensation, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, car allowance, scholarship, relocation, patent award, fringe benefit contract, plan, arrangement or agreement, or like contracts, plans, arrangements or agreements contained in a collective bargaining agreement, individual employment, consulting or termination contracts, plans, agreements or arrangements or severance contracts, plans, arrangements or agreements and any other policies or practices of any Seller or any Affiliate of any Seller or any ERISA Affiliate providing employee or executive compensation or benefits to Employees or Former Employees, other than Employee Benefit Plans and Foreign Employee Benefit Plans.

(b) Schedule 3.17(b) lists all Employee Benefit Plans, Foreign Employee Benefit Plans and all Benefit Arrangements.  Such Schedule 3.17(b) also indicates whether any Pension Plans listed thereon participate in trusts sponsored by entities other than any Seller or any Affiliate of any Seller for investment of plan assets (the “Master Trusts”).  With respect to each Employee Benefit Plan, Foreign Employee Benefit Plan and Benefit Arrangement, Sellers have delivered or made available to Buyer, as applicable, copies of any:  (i) plans or programs and related trust documents and amendments thereto; (ii) if applicable, the summary plan descriptions and the most recent annual report (Form 5500 Series); (iii) the most recent actuarial valuation; and (iv) if applicable, the most recent determination letter received from the IRS.  All required reports with respect to each Employee Benefit Plan and Foreign Employee Benefit Plan have been properly filed with the appropriate Governmental Authorities in all material respects including the payment in full of any late fees, interest and penalties, if and to the extent applicable.

(c) Except as shown on Schedule 3.17(c), (i) each Seller and each Affiliate of any Seller is in compliance in all material respects with the terms of each Employee Benefit Plan or Benefit Arrangement and each Employee Benefit Plan or Benefit Arrangement has been maintained in all material respects in accordance with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations including where applicable, without limitation, ERISA and the Code; (ii) each Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to such qualification and the Pension Plan’s compliance with the requirements of the Tax Reform Act of 1986 and GUST, or has submitted a request for such a determination within the applicable remedial amendment period; its related trust has been determined to be exempt from taxation under Section 501(a) of the Code; and nothing has occurred since the date of such letter that would adversely affect such qualification or exemption; and (iii) there are no actions or proceedings (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened, with respect to any such Employee Benefit Plan or Benefit Arrangement or against the assets of any such Employee Benefit Plan or any fiduciary to any such Employee Benefit Plan or Benefit Arrangement with respect to such plans or arrangements for which Buyer, any Seller or any Affiliate of any Seller would have any Liability.

(d) Except as shown on Schedule 3.17(d) or as required by Section 4980B of the Code, no Employee Benefit Plan or Benefit Arrangement provides medical or death benefits with respect to Employees beyond their retirement or other termination of employment.  Any continuation coverage provided under any Welfare Plans is in material compliance with Section 4980B of the Code and is at the expense of the participant or beneficiary.  Copies of the most recent reports (the “FASB Reports”) regarding post-retirement benefits under Employee Benefit Plans prepared in accordance with the applicable Financial Accounting Standards Board Statement have been made available to Buyer.  Sellers and their Affiliates may amend or terminate any such Employee Benefit Plan or Benefit Arrangement at any time without incurring any liability thereunder.

(e) All contributions required to be made under the terms of any Employee Benefit Plan or Benefit Arrangement have been timely made.  No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.  No Seller or Affiliate of any Seller has provided, or is required to provide, security to any Pension Plan.

(f) Except as set forth on Schedule 3.17(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (x) entitle any Employees to any increase in severance pay upon any termination of employment prior to or after the date hereof, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Employee Benefit Plans or Benefit Arrangements or (z) result in any payments under any Employee Benefit Plan or Benefit Arrangement or any other agreement, program, policy or other arrangement by or to which any Seller or any Affiliate of any Seller is a party, is bound or is otherwise liable, by its terms or in effect that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Each change in control provision contained in any Employee Benefit Plan, Benefit Arrangement or Foreign Employee Benefit Plan is separately identified in Schedule 3.17(f).

(g) No transaction has occurred with respect to any Employee Benefit Plan or Benefit Arrangement that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Buyer to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  Sellers and Sellers’ Affiliates have complied in all material respects with (i) the health care continuation requirements of COBRA, (ii) the Family Medical Leave Act of 1993, as amended (“FMLA”), (iii) the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), (iv) the Women’s Health and Cancer Rights Act of 1998, (v) the Newborns’ and Mothers’ Health Protection Act of 1996, and (vi) any similar provisions of state law applicable to the Employees and Former Employees.  The Transferred Business has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, FMLA or HIPAA.

(h) Each Foreign Employee Benefit Plan (as defined below) has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with applicable regulatory entities.  Except as indicated on Schedule 3.17(h), (A) no Seller or Affiliate of any Seller has incurred any obligations in connection with the termination of or withdrawal from any Foreign Employee Benefit Plan, (B) has any unfunded liability (on a going concern or solvency basis) with respect to benefits under any such Foreign Employee Benefit Plan and (C) all employer and employee contributions to each Foreign Employee Benefit Plan required to be made under applicable law or the terms of such plan have been timely made, or accrued, in accordance with normal accounting practices in that jurisdiction.  No commitments to improve or amend any Foreign Employee Benefit Plan to increase benefits has been made except as required by applicable law.  There have been no improper withdrawals or transfers of assets of any Foreign Employee Benefit Plan and no Company has breached any fiduciary obligation with respect to the administration or investment of any Foreign Employee Benefit Plan.  The level of insurance reserves under each insured Foreign Employee Benefit Plan is sufficient to provide for all incurred but unreported material claims.  Since August 1, 1990, there has been no assertion or notice of a claim for indemnification arising under Section 27.10 of the CBA as currently in effect between SuperVent Products Inc. and United Steelworkers of America Local 16506 - Warehouse or the identical provision of the prior CBAs with such bargaining unit.  “Foreign Employee Benefit Plan” means (A) any plan, fund or other similar program established or maintained outside the United States of America by any Seller or any Affiliate of any Seller primarily for the benefit of Employees or Former Employees residing outside of the United States of America which plan, fund or other similar program provides retirement income for such Employees or Former Employees, results in a deferral of income for such Employees in contemplation of retirement or provides payments to be made to such Employees upon termination of employment, and which plan is not subject to ERISA or the Code, and (B) any plan, fund or other similar program established or maintained in a jurisdiction outside the United States of America by any Seller or any Affiliate of any Seller primarily for the benefit of Employees or Former Employees residing outside of the United States of America which plan, fund or similar program is not described in clause (A) above including, but not limited to, any plan, fund or other similar program established or maintained in a jurisdiction outside the United States of America by any Seller or any Affiliate of any Seller providing benefits comparable to those provided under Welfare Plans, including, but not limited to, severance benefits or termination indemnities.

SECTION 3.18.  Environmental Matters.  Except as disclosed on Schedule 3.18 and except as to matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to Knowledge of Sellers:

(a) no written notice, claim, request for information, order, complaint or penalty has been received by any Company and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of or a liability under any Environmental Law, in each case relating to the Business and arising out of any Environmental Law or relating to the Release or presence of any Hazardous Substances;

(b)  each Company, with respect to the Business, is in material compliance with applicable Environmental Laws and to the Knowledge of Sellers there are no facts or circumstances that would materially increase the cost of maintaining such compliance in the future;

(c)  the Companies have all material Environmental Permits necessary for the operation of the Business to comply with all applicable Environmental Laws; each Company, with respect to the Business, is in compliance with the terms of its respective Environmental Permits and there are no proceedings pending or threatened to revoke such Environmental Permits;

(d)  no Company has with respect to the Business filed any notice with any Governmental Authority under any Environmental Law reporting a Release or threatened Release of any Hazardous Substance; and

(e)  there has been no Release or threatened Release of a Hazardous Substance and no Hazardous Substance has been identified in soil or groundwater at levels not in compliance with applicable Environmental Law at (i) the Real Property, (ii) any property formerly owned or operated by any Company with respect to the Business, or (iii) any other location as a result of the operation of the Business or with respect to which any Company has assumed or retained liability contractually or by operation of law.

Sellers further represent and warrant that the Asset Purchase Agreement, dated as of March 25, 1999, by and among GSW Inc., Selkirk and Selkirk Canada, and the Lease, dated as of April 6, 1999, by and between GSW Inc. and SuperVent, are the only two agreements, whether written or oral, between GSW Inc. and its Affiliates, on the one hand, and SuperVent, Sellers and their Affiliates, on the other hand, with respect to environmental matters at the real property located in Nobel, Ontario that is leased by SuperVent.

Except as set forth in this Section 3.18, no other representations or warranties are made in or relating to this Agreement with respect to any matters arising under or relating to any Environmental Law or any Hazardous Substance.

SECTION 3.19.  Labor Matters.  (a) Except as set forth on Schedule 3.19, (i) there are no collective bargaining agreements, or agreed upon work rules or practices in effect relating to Employees or any other contract or commitment to any labor union or association representing any Employee, (ii) no labor union or association or collective bargaining agent represents or claims to represent any Employee, (iii) there is no organizational effort currently being made or, to the Knowledge of Sellers, threatened to organize any Employees, nor was there any within the past two years, (iv) there has been no strike, slow-down, work stoppage, lockout, arbitration or other material work-related dispute involving any Employee, and no such action is now pending or affecting the Business, nor, to the Knowledge of Sellers, is any such action threatened, (v) no Seller or Affiliate of any Seller has received notice of the intent of any national, federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business, and, to the Knowledge of Sellers, no such investigation is in progress, (vi) to the Knowledge of Sellers, no proceeding against any Seller or any Affiliate of any Seller relating to the Business, or controversy or dispute between any Seller or any Affiliate of any Seller and any Employee or Former Employee, or any applicant for employment in the Business, has been filed or, to the Knowledge of Sellers, threatened, relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge, complaint or petition filed by an Employee or Former Employee or applicant for employment in the Business or labor organization or labor union with the National Labor Relations Board, the Equal Employment Opportunity Commission, DOL, the Ontario Human Rights Commission, the Ontario Labour Relations Board or any other Governmental Authority, and (vii) there are no material written personnel policies, rules or procedures applicable to Employees, other than those set forth in Schedule 3.19, true and correct copies of which have heretofore been delivered or made available to the Buyer.  Each Company is, and has at all times been, in compliance in all material respects with the terms and requirements of, and is not currently in default in any material respect under,  any collective bargaining agreement or other labor union contract covering any Employees or Former Employees and has not and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation.

(b) Except as set forth in Schedule 3.19(b), there is no action, suit, investigation, arbitration, claim or proceeding pending against, or to the Knowledge of Sellers, threatened in writing against any Company arising out of claims under federal, state or provincial laws of any jurisdiction made or brought by Employees or Former Employees for harassment, employment discrimination of any nature or similar adverse employment action and wrongful acts and, to the Knowledge of Sellers, there is no basis for any such action, suit, investigation, arbitration, claim or proceeding.

(c) Except as set forth on Schedule 3.19(c), no Company has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN Act”) or similar state or foreign Laws, including with respect to the provision of any notice of any plant closing or mass layoff taking place up to and including the Closing Date, which remains unpaid or unsatisfied or which has not been accrued.  Except as set forth on Schedule 3.19(c), no Employee or Former Employee has experienced or suffered an “employment loss” (as defined in the WARN Act) in the past 6 months nor has any Company laid off more than 10% of its employees at any single site of employment in any 90-day period during the last 12 months.

SECTION 3.20.  Tax Matters. Except as set forth on Schedule 3.20, (i) each Company has filed, caused to be filed or had filed on its behalf in a timely manner, all material federal, state, local and foreign returns, reports, statements and forms required to be filed by it under the Code or applicable state, local or foreign Tax laws (“Tax Returns”), and such Tax Returns are true, complete and correct in all material respects; (ii) each Company has paid (or the Seller Group of which such entity is or was a member has paid) all Taxes required to be paid by or in respect of it, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the balance sheets of the Companies in accordance with GAAP; (iii) there is no outstanding agreement, waiver or consent providing for an extension of the statutory period of limitations with respect to any Taxes or Tax Returns of any Company, and no power of attorney granted by any Company or any Affiliate of any Seller with respect to any Tax matter relating to the Business, the Companies or the Acquired Assets, is currently in force; (iv) there are no Tax Liens (except for statutory Liens for Taxes not yet due) on any of the Shares, the Acquired Assets, the assets of SuperVent or the assets of Industrias and, there is no action, suit, proceeding, investigation, audit or claim now pending against any Company or any Affiliate of any Company with respect to any Tax, or with respect to which any Company would be severally liable under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign Tax provisions; (v) each Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and is not liable for any such Taxes or for failure to comply with such laws, rules and regulations, (vi) no Company is a party to or is otherwise bound by any agreement or understanding providing for the allocation or sharing of Taxes or has any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound; (vii) no property relating to the Business or the Acquired Assets of any Seller organized in the United States is “tax-exempt use property” within the meaning of Section 168(h) of the Code or property that Buyer will be required to treat as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (viii) with respect to SuperVent and Industrias, no jurisdiction in which it does not file a Tax Return has made a claim that such entity is required to file a Tax Return for such jurisdiction; (ix) no audit or other administrative proceeding by a taxing authority has formally been commenced or is presently pending with regard to any Taxes or Tax Return of any Company and no notice has been received that such an audit or administrative proceeding is pending or threatened; and (x) there are no circumstances existing which could result in the application of Section 78, Section 79, or Sections 80 to 80.04 of the Income Tax Act (Canada) or any equivalent provincial provision to SuperVent; (xi) SuperVent has not claimed any reserve under any provision of the Income Tax Act (Canada) or any equivalent provision, if such amount could be included in the income of SuperVent for any period ending after the Closing Date, (xii) SuperVent has not acquired property (whether tangible or intangible) from, or disposed of property (whether tangible or intangible) to, received payment for services from, or made payment for services to, any Person with whom it does not deal at arm’s length (as that term is construed under the Income Tax Act (Canada)) for proceeds less than the fair market value thereof, or for proceeds greater than the fair market value thereof, nor does SuperVent have any outstanding loans or indebtedness incurred by directors , former directors, officers, shareholders, and/or employees of SuperVent or any Person not dealing at arm’s length (as that term is construed under the Income Tax Act (Canada)) with any of the foregoing; (xiii) there are no circumstances existing which could result in the application of Section 17 of the Income Tax Act (Canada) or any equivalent provincial provision applicable to SuperVent.  Schedule 3.20 contains a list of any federal income Tax audits that were concluded by the IRS or any foreign Tax authority with respect to Taxes of any Company within three years of the date of this Agreement. None of the Acquired Assets sold by any Company that is a “foreign person” within the meaning of Section 1445(b)(2) of the Code owns any interest that constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code.  Selkirk Canada is a resident in Canada for the purposes of the Income Tax Act (Canada).  Selkirk Canada is a registrant for the purposes of Part IX of the Excise Tax Act (Canada).

SECTION 3.21.  Inventory.  The values at which the Inventory is shown on the Preliminary Balance Sheet have been, and the Inventory to the extent reflected in the calculation of Final Net Worth will be, determined in accordance with the normal valuation policy of the Companies, and in accordance with GAAP and the Accounting Principles, each consistently applied throughout the periods covered by the financial statements set forth in Section 3.07 and through the Closing Date.

The present quantities of all Inventory are reasonable in the present circumstances of the Business, and the quantities of Inventory as of the Closing Date will be reasonable in the then current circumstances of the Business.

SECTION 3.22.  Accounts Receivable.  Except as set forth in Schedule 3.22, the Accounts Receivable reflected on the Preliminary Balance Sheet result from bona fide transactions with third parties in the ordinary course of business and are reflected on the Preliminary Balance Sheet consistent with past practice, and none of such accounts receivable or other debts is currently subject to any counterclaim or set-off except to the extent of any established reserves.  The Accounts Receivable to the extent reflected in the calculation of Final Net Worth will result from bona fide transactions with third parties in the ordinary course of business and will be reflected in the calculation of  Final Net Worth consistent with past practice, and none of such accounts receivable or other debts will be subject to any counterclaim or set-off except to the extent of any established reserves.

SECTION 3.23.  Ownership of Shares; Title to Acquired Assets.   (a) Selkirk Canada USA is the registered and beneficial owner of the Canadian Shares set forth on Schedule 3.23, free and clear of any Lien and will transfer and deliver to Buyer at the Closing , in compliance with all applicable corporations and securities laws, valid title to the Canadian Shares as set forth on Schedule 3.23, free and clear of any Lien other than those created by Buyer or an Affiliate of Buyer. Upon consummation of the transactions contemplated hereby, Buyer will have acquired valid title in or to, or a valid leasehold interest in, each of the Acquired Assets, free and clear of any Liens, Retained Liabilities and other interests, other than Permitted Liens.

(b)  Selkirk Canada USA and Eljer are the registered and beneficial owners of the Mexican Shares set forth on Schedule 3.23, free and clear of any Lien and will transfer and deliver to Buyer at the Closing, in compliance with all applicable corporations and securities laws, valid title to the Mexican Shares as set forth on Schedule 3.23, free and clear of any Lien other than those created by Buyer or an Affiliate of Buyer.

SECTION 3.24.  Insurance.  (a) Schedule 3.24(a) contains a complete and correct description of all Business Insurance Policies owned or held by any Seller or any Affiliate of any Seller for the policy period beginning in 1998 through the date hereof. The coverage provided under such insurance policies is reasonable in scope and amount in light of (i) the risks attendant to the operations and activities of the Business and (ii) industry practice. As of date of this Agreement, with respect to the Business, (i) to the Knowledge of Sellers there has been no incurrence or incident that would reasonably be expected to give rise to a claim for insurance by any Company or any Affiliate of any Company under any insurance policy that has not been reported to the primary carrier (and, if applicable, excess carrier) issuing any such policy and (ii) no claims submitted under a Business Insurance Policy are in dispute and no insurer under a Business Insurance Policy has asserted that any event or circumstance is not a covered claim under such Business Insurance Policy.  No coverage limits under any Business Insurance Policy have been exhausted or materially reduced.

(b) Sellers and their Affiliates have paid all premiums due, and have otherwise performed in all material respects all of their respective obligations, under the Business Insurance Policies.  Each Business Insurance Policy is in full force and effect and, to the Knowledge of Sellers, is a valid and binding obligation of each insurance carrier thereof, enforceable in accordance with its terms, and no Seller or Affiliate of any Seller has received any written notice of cancellation or any other written notice that any Business Insurance Policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

SECTION 3.25.  Transactions with Affiliates.  Schedule 3.25 sets forth a complete and correct list as of the date hereof of all Contracts, arrangements and transactions relating to the Business between any employee, officer or director of any Company or any of their relatives, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand.

SECTION 3.26.  Product Liability.  (a) Except as set forth on Schedule 3.26, there are not presently pending, or, to the Knowledge of Sellers, threatened, and since January 1, 1999, there were at no time pending, any civil, criminal or administrative actions, proceedings, suits, demands, claims, hearings, notices of violation, investigations or demand letters, based on any legal or equitable theory of recovery whatsoever,  relating to any alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, representation or condition involving liability equal to or greater than $25,000 individually or $200,000 in the aggregate relating to any product designed, manufactured, distributed or sold by or on behalf of the Business.

(b) Except as set forth in Schedule 3.26(b), since December 1, 1996, there have not been any product recalls or post-sale warnings (collectively, “Recalls”), by any Seller or any Affiliate of any Seller relating to any product designed, manufactured, serviced, distributed, leased or sold by or on behalf of the Business.

SECTION 3.27.  Customers.  Sellers have provided to Buyer the names and addresses of the ten largest customers of the Business (based on the dollar volume of purchases during the 12 months ended the Balance Sheet Date).  Except as disclosed in Schedule 3.27 no Company has received any written notice nor has any valid reason to believe that any such customer has ceased, nor will cease, to use it products, equipment, goods or services, or has substantially reduced, nor will substantially reduce, the use of such products, equipment, goods or services at any time.

SECTION 3.28.  Suppliers.  Sellers have provided to Buyer the names and address of the ten largest suppliers of the Business (based on the dollar volume of purchases of goods or services for the Business by the Companies during the 12 months ended the Balance Sheet Date).  Except as disclosed in Schedule 3.28 no Company has received any written notice or has any valid reason to believe that any such supplier will not sell raw material, supplies, merchandise and other goods to the Business at any time after the Closing Date on terms and conditions substantially similar to those currently in effect, subject only to general and customary price increases.

SECTION 3.29.  Absence of Certain Practices.  No Company or Affiliate of any Company or any director officer, or employee of any such Person, has, in connection with the operation of the Business, (i) paid, offered or promised to pay, or authorized the payment, directly or indirectly, through any other Person or firm, any monies or anything of value to any Person or firm employed by or acting for or on behalf of any Person, whether private or governmental, or any government official or employee of any political party or candidate for political office, in each case for the purpose of illegally inducing or rewarding any action by any official favorable to any Company or Affiliate of any Company in connection with the Business, or (ii) taken any other act that, if taken by a Person subject to United States law, would violate Section 30A of the Securities and Exchange Act of 1934.  No Company or Affiliate of any Company, or any director, officer or employee of any such Person, or any Person acting on behalf of any of the foregoing, has, in connection with the operation of the Business, accepted or received any unlawful contributions, payments, gifts or expenditures.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date that:

SECTION 4.01.  Existence.  Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all the powers of a limited partnership.

SECTION 4.02.  Authorization.  The execution, delivery and performance by Buyer of this Agreement and, as of the Closing, the Escrow Agreement and the Transition Services Agreement, and the consummation of the transactions contemplated hereby and thereby are within the partnership powers of Buyer and have been duly authorized by all necessary partnership action on the part of Buyer. This Agreement has been, and as of the Closing, each of the Escrow Agreement and the Transition Services Agreement will be, duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by each Seller that is a party thereto (as applicable), this Agreement constitutes, and each of the Escrow Agreement and the Transition Services Agreement will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as (i) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

SECTION 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement, and as of the Closing, the Escrow Agreement and the Transition Services Agreement, and the consummation of the transactions contemplated hereby and thereby does not require Buyer to obtain any consent, approval, Permit or order of, give any notice to take any action by or in respect of, or make any filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and, to the extent specifically identified in Schedule 4.03, the requirements of any Foreign Antitrust Laws, (ii) filings with the Pension Benefit Guaranty Corporation, IRS, DOL and any other similar Governmental Authority with respect to the transfer of assets and liabilities of Employee Benefit Plans and Foreign Employee Benefit Plans pursuant to this Agreement, which are identified on Schedule 4.03, (iii) in respect of the business and assets of Industrias, obtaining a Maquiladora Program Authorization from the Mexican Ministry of Economy, and (iv) except for any failures to obtain any such consent, approval, Permit or order, to give any such notice, to take any such action or to make any such filing which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated hereby or thereby.

SECTION 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and, as of the Closing, the Escrow Agreement and the Transition Services Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the partnership agreement of Buyer or any other organizational document of Buyer, (ii) assuming compliance with the matters referred to in clauses (i) and (ii) of Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order, decree, or agreement with or condition imposed by any Governmental

Authority, except for any such violations which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated hereby or thereby, (iii) require any material approval or consent or other material action by any Person under, constitute a material breach or default under (or with notice, lapse of time, or both would result in such a breach or default), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

SECTION 4.05.  Financing.  Buyer has, or will have at the Closing, the financial capacity to perform all of the obligations under this Agreement and the closing documents to be executed hereunder.

SECTION 4.06.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer, threatened in writing against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

SECTION 4.07.  Finders’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary which is entitled to any fee, commission or compensation from, or which has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Sellers or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 4.08. Investment Canada.  Buyer is a WTO investor within the meaning of the Investment Canada Act.

SECTION 4.09.  No Other Representations.  Buyer acknowledges that Sellers make no representation or warranty with respect to the Acquired Assets, the Shares, the Business or its operations other than those set forth in Article 3 of this Agreement.  Buyer agrees to accept the Acquired Assets, the Shares and the Business in the condition they are in on the date hereof (and on the Closing Date assuming no adverse effect to their condition occurs other than normal wear and tear during such period) based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, except as expressly set forth in this Agreement.

SECTION 4.10.  Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof and will not sell such Shares in violation of applicable federal, state or foreign securities laws.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

SECTION 4.11.  Excise Tax Act.  Buyer or Buyer’s wholly owned Subsidiary that will purchase the Acquired Assets from Selkirk Canada (“Canadian Buyer”) is, or will on the Closing Date be, registered for purposes of Part IX of the Excise Tax Act (Canada) and, to the knowledge of Buyer, is acquiring under this Agreement ownership, possession or use of all or substantially all of the property that can reasonably be regarded as being necessary for Canadian Buyer to be capable of carrying on the portion of the Business conducted by Selkirk Canada as a business.

ARTICLE 5

COVENANTS OF SELLERS

Sellers agree that:

SECTION 5.01.  Conduct of the Business.  From the date hereof until the Closing Date, except as contemplated by this Agreement, Sellers shall and shall cause SuperVent and Industrias to (A) operate the Business only in the ordinary course of business consistent with past practice and use commercially reasonable efforts to keep available the services of its present officers and key employees, and to preserve the goodwill and business relationships with customers, suppliers, third parties, affiliates, employees and others having business relationships with or utilizing the services of the Business and (B) maintain the Inventory and Equipment of the Business at levels consistent with that required in the operation of the Business in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed in Schedule 5.01, with respect to the Business, the Companies will not, and will cause their respective Affiliates, Industrias and SuperVent not to:

(a) make any material change in the conduct of the Business or enter into any transaction or commitment involving in excess of $175,000 individually, or $5,000,000 in the aggregate, binding on the Business, SuperVent, Industrias or relating to any of the Acquired Assets;

(b) subject to any Lien (except for Permitted Liens) any of the Acquired Assets or any of the assets of SuperVent or Industrias or subject the Shares to any Lien;

(c) sell, transfer or otherwise dispose of any of the Acquired Assets or any of the assets of SuperVent or Industrias except for Inventory sold or the collection of Accounts Receivable in the ordinary course of Business, or acquire any assets or rights which would be included in the Acquired Assets, the assets of SuperVent, the assets of Industrias or the Business, except in the ordinary course of business consistent with past practice;

(d) permit the Business to:  incur or assume any long-term Liabilities or, except for current Liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with past practice, incur or assume any material short-term Liabilities; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations (absolute, accrued, contingent or otherwise) of any Person; or make any loans, advances or capital contributions to, or investments in, any Person;

(e) amend in any respect or terminate any Material Contract, or make or enter into any new contract or lease, in each case with respect to the Business, SuperVent, Industrias or the Acquired Assets, except in the ordinary course of business consistent with past practice;

(f) permit the Business to engage in any transaction with any employee, officer or director of any Seller or any Affiliate of any Seller outside the ordinary course of business consistent with past practice;

(g) fail to keep in full force and effect present insurance policies or other comparable insurance coverages with respect to the Business, the assets of SuperVent, the assets of Industrias or the Acquired Assets;

(h) materially change any of the accounting principles used by the Business unless required by GAAP or applicable law;

(i) transfer or grant any rights or licenses under, or enter into any settlement regarding the breach or infringement of, any Intellectual Property, or modify any existing rights with respect thereto or enter into any licensing or similar agreements or arrangements, except in the ordinary course of business consistent with past practice;

(j) make any increase in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee, except (i) as required under any Employee Benefit Plans, Foreign Employee Benefit Plans or Benefit Arrangements in effect as of the date hereof, (ii) in the ordinary course of business consistent with past practice or (iii) as required by applicable law;

(k) adopt, enter into, or amend in any material respect any employment, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, vacation, severance, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of any Employee or Former Employee (whether or not legally binding) or enter into or amend in any material respect any existing consulting agreement or arrangement except as required by applicable law or except in the ordinary course of business consistent with past practice; provided, however, that such exceptions shall not apply to the Business-Specific Plans;

(l) settle or agree to settle any litigation, action or proceeding relating to the Business other than (x) the pending subrogation claim involving a fire loss by Robert Pointer and (y) settlements of any case involving amounts not in excess of $5,000, in each case, subject to the requirements of the applicable Business Insurance Policy;

(m) make any material change in the selling, distribution, advertising, terms of sale or collection practices (including any practices, programs or allowances involving rebates or discounts) for the Business from those planned or budgeted, or enter into any practices, programs or long-term allowances (including any practices, programs or allowances including rebates or discounts) not previously used during the past twelve months;

(n) amend its certificate of incorporation, by-laws or other organizational documents in a manner that adversely affects any of the transactions contemplated hereby;

(o) declare, set aside or pay any dividends on, or make any other distributions (except, in each case, for dividend or distributions solely in cash), in respect of the capital stock of or other equity interests in any Seller, Industrias or SuperVent;

(p) with regard to SuperVent or Industrias, change any method of accounting or other practice with regard to the calculation of its Tax liability, including, without limitation, the making of any election with regard to Taxes;

(q) fail to obtain or renew any Permit that is materially necessary for the operation of the Business;

(r) permit any Business Insurance Policy to be cancelled or terminated or any of the coverage thereunder to lapse;

(s) waive, cancel or compromise any material right or claim of any Company in respect of the Business, the Acquired Assets or the assets of Industrias or the assets of SuperVent; and

(t) take, or agree in writing or otherwise to take, any of the foregoing actions.

SECTION 5.02.  Access to Information.  From the date hereof until the Closing Date, Sellers will and will cause SuperVent and Industrias to (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, employees, agents, representatives, properties, facilities, books and records of the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of the Companies to cooperate with Buyer in its reasonable investigation of the Business and (iv) permit Buyer and its authorized representatives to contact customers of the Business; provided that any such contact is initiated only at the direction, and in the presence, of Sellers.  Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.  Notwithstanding the foregoing, Buyer shall not have access to personnel records of any Employee relating to individual performance or evaluation records, medical histories or other information which in Sellers’ good faith opinion is sensitive or the disclosure of which could subject any Seller or any Affiliate of any Seller to risk of Liability.

SECTION 5.03.  Financing.  (a) Sellers agree that, prior to the Closing Date, Buyer’s lenders shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of the Business, through its authorized officers, employees, agents and representatives, have reasonable access during normal business hours to all of the properties of the Business for the purposes of permitting Buyer’s lenders (or a third party service provider selected by Buyer’s lenders) to conduct a physical inventory of the Inventory.  The cost of any such physical inventory shall be the responsibility of Buyer or Buyer’s lenders.

(b) In connection with the transactions contemplated by this Agreement, Sellers agree to provide commercially reasonable assistance to Buyer and Buyer’s lenders regarding, and will cause their officers, employees, counsel and accountants to execute and deliver agreements and instruments reasonably required for, the financing in respect of the transactions contemplated by this Agreement.  Sellers will provide Buyer all reasonably necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of documentation in connection with the release of any Liens on any of the Acquired Assets, Shares, assets of SuperVent or assets of Industrias, or other requested certificates, documents or financial information as may be reasonably requested by Buyer or its lenders in connection with such financing.

SECTION 5.04.  Non-solicitation of Employees.  (a) From and after the date hereof until the second anniversary of the Closing Date, USI and Sellers and their respective majority-owned Subsidiaries shall not without the prior written approval of Buyer, directly or indirectly solicit, encourage, entice or induce any person who is an Employee at the date hereof or who becomes an Employee after the date hereof but prior to the Closing Date, to terminate his or her employment with the Business, or hire or employ any person who is an Employee at the date hereof or who becomes an Employee after the date hereof but prior to the Closing Date; provided, however, that the foregoing shall not apply to persons who are hired as a result of the use of a general solicitation (such as an advertisement) not specifically directed to any of the Employees.

(b) If it is ever held by any court of competent jurisdiction that the restrictions placed on any party to this Agreement by this Section 5.04 are too onerous and are not necessary for the protection of the other party or parties hereto, each party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other party or parties hereto.

SECTION 5.05.  Covenant Not to Compete.  (a) USI and Sellers agree that they shall not, and shall cause their majority-owned Subsidiaries not to,  at any time within the five-year period immediately following the Closing, directly or indirectly engage in, or have any ownership interest in, any firm, corporation, partnership, proprietorship or other business entity that engages in a business that competes with the Business; provided, however, that it shall not be a violation of this Section 5.05 to (i) own, directly or indirectly, solely for investment purposes, securities of any Person that are traded on a national securities exchange or the

NASDAQ Stock Market (or a recognized securities exchange outside the U.S.), if Sellers, USI and their respective majority-owned Subsidiaries do not, directly or indirectly, collectively own more than 5% or more of any class of securities of such Person, (ii) directly or indirectly acquire, be acquired by or merge with any Person, if less than 10% of the sales revenues of such Person for its most recently completed fiscal year were derived from products that compete with any products sold by the Business or under development with respect to the Business, and provided further that Sellers, or USI, as the case may be, shall use commercially reasonable efforts to divest themselves or to cause their respective majority-owned Subsidiaries to divest themselves of the competing portion of such business within 12 months after such acquisition or merger, or (iii) continue operating existing lines of business, other than the Business, consistent with past practice.

(b) From and after the Closing Date, Sellers and USI shall, and will use their reasonable best efforts to cause their Affiliates to, keep secret and retain in confidence, and shall not use for the benefit of themselves or others except in connection with the provision of services to Buyer and its Affiliates under the Transition Services Agreement, all confidential documents and information concerning the Business, unless compelled to disclose such documents or information by court order, subpoena or other legal process, in which case Sellers or USI, as the case may be, must, if possible, give Buyer written notice as soon as possible upon receipt of the subpoena or court order, prior to such disclosure so that Buyer may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 5.05.  Sellers agree not to oppose, and to cause their respective Affiliates not to oppose, any action by Buyer to obtain a protective order or other appropriate remedy.  If no such protective order or other remedy is obtained or Buyer waives compliance with the terms of this Section 5.05, Sellers will furnish only that portion of the applicable documents and/or information which they are advised by counsel is legally required and will exercise their reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such documents and/or information.

(c) USI and each Seller acknowledges that the covenants contained in this Section 5.05 were a material and necessary inducement for Buyer to agree to the transactions contemplated hereby, and that violation of any covenants contained in this Section 5.05 will cause irreparable and continuing damage to Buyer, that Buyer shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction restraining any further violation of such covenants and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.  Moreover, Sellers hereby waive, in any action for specific performance of this Section 5.05, the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with any such remedy.

(d) If it is ever held by any court of competent jurisdiction that the restrictions placed on any party to this Agreement by this Section 5.05 are too onerous and are not necessary for the protection of the other party or parties hereto, each party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other party or parties hereto.

SECTION 5.06.  Remittance of Accounts Receivable. (a) Sellers and their Affiliates agree that from and after the Closing Date, Buyer shall have the right and authority to collect for its own account all Accounts Receivable that are included in the Acquired Assets and to endorse with the name of any Seller any checks or drafts received with respect to any such Account Receivable.  Sellers also agree that they shall (i) as promptly as possible after the Closing Date, transfer to Buyer each lockbox and depository account used primarily in the Business, so long as such transfer is permitted by the bank servicing such lock box or maintaining such depository account and (ii) promptly deliver or cause to be promptly delivered to Buyer any cash or other property received directly or indirectly by any Seller or any of its Affiliates with respect to any such Accounts Receivable, including any amounts collected as interest.

(b)   The foregoing notwithstanding, Buyer and Sellers agree that any amounts received with respect to the Business in the lockbox and depository accounts of Sellers through the Closing Date shall be retained by Sellers notwithstanding that, consistent with past practices, such collections may not be credited to Sellers or their Affiliates until after the Closing Date.  Any Accounts Receivable and any other assets relating to such amounts retained by Sellers shall not be included in the calculation of Final Net Worth.

SECTION 5.07.  Notification of Certain Tax Matters.  Sellers shall deliver to Buyer copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to Taxes due from or with respect to SuperVent or Industrias and (ii) any closing agreement entered into by or on behalf of SuperVent or Industrias with any taxing authority, which come into the possession of any Seller or any Affiliate of any Seller after the date hereof.

SECTION 5.08.  Estoppel Certificates.  Sellers shall use, at no additional cost to Sellers, their commercially  reasonable efforts to obtain and deliver to Buyer an estoppel certificate from the landlord (or sublandlord) under each Lease (a) certifying (i) that such Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, (ii) that, to the relevant landlord’s knowledge, there are no defaults by any party under such Lease nor any event or condition that, with the giving of notice or the passage of time, or both, would constitute a default thereunder by any party, (iii) that no rent, or additional rent, other than for the current month, has been paid in advance other than last month’s rent (or confirmation of any additional rent paid to such landlord), (iv) the current rent under such Lease and (v) the term, commencement and expiration of such Lease, including any renewal periods, or (b) in form and substance required by such Lease.

SECTION 5.09.  Exclusivity.  Recognizing that Buyer’s investigations of the Business, and the negotiation and drafting of this Agreement and related documents and instruments to be executed by Buyer in connection herewith, have to date required and will continue to require Buyer to expend significant time, effort and money, and to induce Buyer to execute and deliver this Agreement and proceed with the transactions contemplated hereby, no Company, USI or any director, officer, partner, employee, representative, advisor, or agent of any such Person will encourage any offers from, solicit, encourage, initiate, respond to (other than by a bare statement, without further detail or explanation, that such Person is not permitted to respond) or continue any discussions with, engage in discussions or negotiations with or provide any information to, or enter into any agreements or understandings with, any Person, other than Buyer, its Affiliates and their respective representatives and agents, concerning any merger, consolidation, issuance or sale or exchange of shares of capital stock of any Company, transfer or disposition of any Acquired Assets, assets of Industrias or assets of SuperVent (other than Inventory in the ordinary course of business consistent with past practice) or similar transaction involving or affecting the ownership of any Company, the Business or any of the Acquired Assets, assets of Industrias or assets of SuperVent.

SECTION 5.10.  Canadian Tax Certificate.  Selkirk Canada shall apply for, and deliver to, Buyer on or before the Closing Date a clearance certificate pursuant to subsection 6(1) of the Retail Sales Tax Act (Ontario).  Sellers agree to indemnify and hold Buyer harmless in respect of any and all loss, liability, cost, charge, fine, penalties or assessment which Buyer may incur as a result of any failure to deliver such a certificate.

SECTION 5.11.  Collection of Tax Claims.  Following the Closing, Sellers shall use commercially reasonable efforts to timely take all actions necessary or appropriate in order to enable them to collect from any taxing authority any amounts to the extent reflected as assets in the calculation of Final Net Worth and, upon receipt of any such amounts, shall pay them to Buyer.

SECTION 5.12.  Disclosure Supplements.  On the Closing Date, Sellers shall supplement or amend the Disclosure Schedule with respect to any matter, condition or occurrence hereafter arising which, if existing at, or occurring prior to or on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  No supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect on Buyer’s indemnification rights provided for in Article 10 hereof, or have any effect  for the purpose of determining the satisfaction of the conditions set forth in Article 9 hereof or the compliance by Sellers with any covenant set forth herein.

ARTICLE 6

COVENANT OF BUYER

Buyer agrees that:

SECTION 6.01.  Trademarks; Tradenames.  After the Closing, Buyer shall not, and shall not permit its Affiliates to, use the names “USI” or “U.S. Industries, Inc.” or any derivative thereof (the “Seller Names”).  Buyer shall, no later than six months after the Closing Date, destroy all business cards, signs, displays and other materials forming part of the Acquired Assets, assets of Industrias or assets of SuperVent that contain the Seller Names.  Notwithstanding the foregoing, for a period of six months after the Closing Date, Buyer and its Affiliates may continue to use the Seller Names on any inventory, stationery, packaging or labeling inventory, promotional materials or manuals of the Business existing as of the Closing Date so long as Buyer destroys all remaining materials forming part of the Acquired Assets, assets or Industrias or assets of SuperVent at the end of such period.

SECTION 6.02.  Tax Covenants.  Buyer covenants that it will not cause or permit SuperVent, Industrias or any Affiliate of Buyer (i) to take any action on the Closing Date other than in the ordinary course of business that could give rise to any Tax liability or reduce any Tax Asset of the Seller Group, Industrias or SuperVent or give rise to any loss of the Seller or the Seller Group under this Agreement, (ii) to make any election or deemed election under Section 338 of the Code, or (iii) to make or change any Tax election or amend any Tax Return that results in any increased Tax liability or reduction of any Tax Asset of SuperVent, Industrias, Sellers or the Seller Group in respect of any tax period (or portion thereof) ending on or prior to the Closing Date.

ARTICLE 7

COVENANTS OF BUYER AND SELLERS

Buyer and Sellers agree that:

SECTION 7.01.  Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, Buyer and Sellers will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other to do, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

(b) Sellers and Buyer shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any third parties, in connection with the consummation of the transactions contemplated by this Agreement.  Sellers and Buyer agree to take all commercially reasonable actions necessary, but without the payment of money (other than customary filing fees) to obtain any requisite actions, approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority.  If required, each party shall as promptly as possible, but in any event within the date limitations set forth by the applicable laws, in cooperation with the other, but at its own expense, file any reports or notifications or furnish information and pay any fees that may be required to be paid by it under applicable law including filings under Foreign Antitrust Laws.

(c) Sellers will use commercially reasonable efforts to cooperate with Buyer in order for Buyer to be able to obtain any and all non-assignable or nontransferable Permits that are required to own and operate the Acquired Assets, the assets of SuperVent and the assets of Industrias as they are presently being owned and operated.

(d) Prior to Closing, each party shall promptly consult with other parties hereto with respect to, provide any necessary information with respect to, and provide other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.  Each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Authority regarding this Agreement or any of the transactions contemplated hereby.

SECTION 7.02.  Public Announcements.  No Seller or Buyer will issue, or permit any of its Affiliates (including SuperVent or Industrias, to the extent SuperVent or Industrias is a direct or indirect Subsidiary of Buyer or any Seller) to issue, any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation; nor may Buyer contact any customers or suppliers of the Business in connection with the transactions contemplated hereunder except as expressly permitted by the provisions of Section 5.02.  Notwithstanding anything in this Section 7.02 to the contrary, Sellers and Buyer will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated hereby if required by applicable law or stock exchange regulation.  Buyer agrees that Sellers may deliver a copy of this Agreement to the holders of the Senior Debt Liens and any other Persons reasonably required by such holders.

SECTION 7.03.  Notices of Certain Events.  From the date hereof until the Closing Date, Sellers and Buyer shall promptly after becoming aware of the following, notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with any of the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced relating to any Company, Buyer or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12, 3.13, 3.18 or 4.06.

SECTION 7.04.  Certain Tax Refunds; Amended Returns; Transfer and Other Taxes.  (a) Except to the extent set forth in the calculation of Final Net Worth as an asset, any refunds of Taxes of SuperVent or Industrias or attributable to Taxes paid by SuperVent, Industrias, any Seller or any Affiliate of a Seller with respect to any tax period (or portion thereof) ending on or prior to the Closing Date shall be for the account of Sellers, and Buyer shall pay or cause to be paid to Sellers within 20 days of receipt any such refunds received by Buyer, any Affiliate of Buyer, Industrias or SuperVent.  If Sellers so request and at Sellers’ expense, Buyer shall cause SuperVent or Industrias, as the case may be, to file for and obtain any refund or credit to which Sellers are entitled under this Section 7.04(a); provided that as a result of the filling of any such request there could not arise a Tax Liability of SuperVent or Industrias, as the case may be, for which Buyer would be indemnified pursuant to this Agreement.  Buyer shall permit Sellers to control the prosecution of any such refund claim and, where deemed appropriate by Sellers, shall cause SuperVent and Industrias to authorize by appropriate powers of attorney such Persons reasonably satisfactory to Buyer as Sellers shall designate to represent SuperVent or Industrias, as the case may be, with respect to such refund claim, provided that Buyer may participate in such proceeding at its own expense.  Notwithstanding the foregoing, Sellers may not settle or otherwise resolve any refund claim that could affect the Tax liability of Buyer, Industrias or SuperVent for any Tax period (or portion thereof) beginning after the Closing Date without Buyer’s consent. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be permitted to file a refund claim or amend a SuperVent Tax Return or an Industrias Tax Return in order to carry back any losses generated by SuperVent or Industrias after the Closing to a period ending on or prior to the Closing Date.

(b) For any tax periods ending on or prior to the Closing Date, Sellers shall be responsible for preparing any amended Tax Returns which are required to be filed by SuperVent or Industrias as a result of examination adjustments, as finally determined by the applicable state, local or foreign taxing authorities.  Any required amended Tax Returns resulting from such examination adjustments, as finally determined, shall be furnished to SuperVent or Industrias, as the case may be, for approval (which approval shall not to be unreasonably withheld) and, if necessary, signature and filing at least 30 days prior to the due date for filing such Tax Returns.  Without Buyer’s consent (which consent shall not to be unreasonably withheld), Sellers shall not otherwise file any amended Tax Returns with respect to SuperVent or Industrias for any period that ends on or prior to the Closing Date that could reasonably be expected to affect the Tax liability of Buyer, Industrias or SuperVent for periods ending after the Closing Date. Nothing in this Agreement shall require Sellers to amend any Tax Return other than as set forth above.

(c) All transfer, documentary, stamp, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes) and related fees incurred in connection with any of the transactions contemplated by this Agreement shall be borne equally between Buyer, on the one hand, and Sellers, on the other hand regardless of who is legally obligated to pay any such Tax; provided that, the foregoing notwithstanding, any GST or ad valorem taxes payable in connection with any of the transactions contemplated by this Agreement pursuant to Canadian law, which are refundable to Buyer under Canadian law shall be paid by Buyer.  Each Seller and Buyer shall prepare and file any Tax Return required to be filed by it in connection with any of the transactions contemplated by this Agreement (regardless of whether any Tax is required to be paid in connection with such filing), and all of the parties shall cooperate with each other in the preparation, execution and filing of such Tax Returns.  Buyer shall use commercially reasonable efforts to secure the full amount of any tax refund payable under Canadian law in connection with the transaction contemplated by this Agreement.

(d) Mexican Customs Duties.  If required, Buyer and Sellers will, and Buyer will cause Industrias after the Closing to, cooperate in good faith to prepare and execute any and all customs documents required to legally allow Buyer to own and operate the Acquired Assets to be transferred by Industrias as presently owned by Industrias in Mexico, in accordance with applicable Mexican Law and to file a virtual exportation manifest to allow Buyer to own such Acquired Assets under a Maquiladora Authorization Program at the Closing.  Buyer shall be responsible for any customs Tax relating to periods from and after the Closing.

(e) For any taxable period of SuperVent or Industrias which (i) ends on or prior to the Closing Date or (ii) includes (but does not end on) the Closing Date, Buyer shall (or shall cause SuperVent or Industrias, as the case may be, to) timely prepare and file with or deliver to the appropriate authorities all Tax Returns required to be filed or delivered by SuperVent or Industrias, as the case may be; provided that Sellers agree that they shall be responsible for all costs incurred in connection with the preparation of all Tax Returns prepared in respect of the period described in clause (i) above.  Sellers shall pay all Taxes due with respect to any Tax Returns prepared for the period described in clause (i) above and Buyer, subject to the payment obligations of Sellers in the following sentence shall pay (or cause SuperVent or Industrias, as the case may be, to pay) all Taxes due with respect to all Tax Returns prepared for the period described in clause (ii) above.  At least 30 days prior to the due date (including extensions) of any such Tax Return, Buyer shall submit to Selkirk Canada USA for review and approval any such Tax Returns, together with (1) any schedules, statements, and (to the extent requested by the Sellers) supporting documentation, and (2) a statement showing the amount due on such Tax Returns attributable to the portion of the relevant taxable period ending on the Closing Date, which amount shall be paid by Sellers, calculated (A) using the same method as described in Section 7.08(a), if such Taxes are of a type described therein, or (B) for all other types of Taxes, on the basis that the relevant taxable period ended as of the close of business on the Closing Date.  If Selkirk Canada USA, within 10 business days after delivery of such Tax Returns, notifies Buyer in writing that it objects to any items in such Tax Returns, the disputed items shall be resolved (within reasonable time, taking into account the deadline for filing such Tax Return) by a nationally recognized independent accounting firm chosen and mutually acceptable to both Buyer and Selkirk Canada USA.  Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment.  The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and Sellers.

SECTION 7.05. Section 116 Certificate; Canadian Tax Election.  (a) Sellers agree to deliver to Buyer at the Closing Date, a certificate issued pursuant to section 116 of the Income Tax Act (Canada) (the “Act”) in respect of the sale of the Canadian Shares containing a “certificate limit” at least equal to that portion of the Purchase Price allocated to the Canadian Shares in accordance with the General Allocation.

(b)  If Sellers fail to deliver to Buyer, at the Closing Date, the certificate under section 116 of the Act referred to in (a) above, an amount equal to the amount of tax (the “Withheld Amount”) for which Buyer may be liable under section 116 of the Act by reason of Sellers’ failure to so deliver such a certificate may be withheld from the Purchase Price. If Sellers subsequently deliver to Buyer the certificate under section 116 of the Act referred to in (a) above, on or before the date that is 30 days after the end of the month in which the Closing Date occurred, Buyer shall pay to Sellers forthwith upon the delivery of such certificate by Sellers to Buyer an amount equal to the Withheld Amount by certified cheque or bank draft. If Sellers fail to deliver to Buyer the certificate under section 116 of the Act referred to in (a) above, on or before the date that is 30 days after the end of the month in which the Closing Date occurred (the “Remittance Date”), Buyer shall, on the Remittance Date, pay to the Receiver General for Canada an amount equal to the Withheld Amount and the amount so paid by Buyer shall be considered for all purposes to be a payment made by Buyer to Sellers on account of the Purchase Price.

(c) Selkirk Canada and Canadian Buyer shall jointly execute an election under Section 167 of the Excise Tax Act (Canada) in the form prescribed for such purposes along with any documentation necessary or desirable in order to effect Selkirk Canada’s transfer of Acquired Assets to Canadian Buyer without payment of any GST.  On or prior to the Closing Date, Buyer shall provide Selkirk Canada with Canadian Buyer’s registration number under Part IX of the Excise Tax Act (Canada).  Buyer shall cause Canadian Buyer to file the election forms referred to above, along with any documentation necessary or desirable to give effect to such, with the Canada Customs and Revenue Agency together with Canadian Buyer’s GST return for the reporting period in which the transactions contemplated herein are consummated.  Notwithstanding the foregoing, if the GST Election referred to above is not applicable, Buyer shall or shall cause Canadian Buyer to pay to Selkirk Canada, the applicable GST.

(d) Buyer shall cause Canadian Buyer to agree, and Selkirk Canada agrees, to elect jointly in the prescribed form under section 22 of the Income Tax Act (Canada) as to the sale of the Accounts Receivable forming part of the Acquired Assets transferred by Selkirk Canada to Canadian Buyer and described in section 22 of the Income Tax Act (Canada) and to designate in such election the face value of such Accounts Receivable and an amount equal to the portion of the

Purchase Price allocated to such assets pursuant to Schedule 2.05(c), as adjusted pursuant to Section 2.08(c) as the consideration paid by Canadian Buyer therefor. Selkirk Canada and Buyer shall, or shall cause Canadian Buyer to, file such election with the Canada Customs and Revenue Agency forthwith after execution thereof, and, in any event, with the respective income Tax Returns for the year of sale to make such election.

(e) If applicable, Selkirk Canada shall and Buyer shall cause Canadian Buyer to file an election under Section 20(24) of the Income Tax Act (Canada) and the corresponding sections of any applicable provincial statute and any regulations under such statutes in a manner consistent with the allocation of the Acquired Assets transferred by Selkirk Canada to Canadian Buyer under Schedule 2.05(c), as adjusted pursuant to Section 2.08(c).  The parties hereto further agree to make jointly the necessary elections and execute and file, within the prescribed time, election forms and any other documents required to give effect to the foregoing.

SECTION 7.06.  Further Assurances.  At any time after the Closing Date, Sellers and Buyer shall promptly execute, acknowledge and deliver any other assurances, documents, instruments or conveyances reasonably requested by Sellers or Buyer, as the case may be, or necessary for Sellers or Buyer, as the case may be, to satisfy their respective obligations hereunder or obtain the benefits contemplated hereby.

SECTION 7.07.  Transfers Not Effected as of Closing.  Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Acquired Asset that by its terms or by operation of applicable law cannot be freely conveyed, assigned, transferred or assumed.  To the extent the parties hereto have been unable to obtain any governmental or any third party consents or approvals required under applicable law for the transfer of any Acquired Asset and to the extent not otherwise prohibited by the terms of any Acquired Asset, Sellers shall continue to be bound by the terms of such applicable Acquired Asset and Buyer shall pay, perform and discharge fully all of the obligations (to the extent such obligations are Assumed Liabilities) of Sellers thereunder from and after the Closing to the extent that the corresponding benefit is received by Buyer or any of its wholly owned Subsidiaries.  Sellers shall, without consideration therefor, pay, assign and remit to Buyer promptly all monies, rights and other consideration received in respect of such performance.  Sellers shall exercise or exploit their rights in respect of such Acquired Assets only as reasonably directed by Buyer and at Buyer’s expense.  Subject to and in accordance with Section 7.01, for not more than 180 days following the Closing Date, each of the parties hereto shall continue to use commercially reasonable efforts to obtain all such unobtained consents or approvals required to be obtained by it at the earliest practicable date.  If and when any such consents or approvals shall be obtained, then Sellers shall promptly assign their rights and obligations thereunder to Buyer without payment of consideration and Buyer shall, without the payment of any consideration therefor, assume such rights and obligations (to the extent such obligations are Assumed Liabilities).  The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

SECTION 7.08.  Pro-ration Relating to Real Estate Taxes and Other Matters. (a)  All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers and Buyer based on the number of days of such taxable period prior to and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(b)  Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with this Section 7.08(b).  Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 7.08(a) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.  Any payment not made within such time shall bear interest at the rate set forth in Section 2.08(b) for each day until paid.

(c) The forgoing notwithstanding, no party shall be entitled to reimbursement under this Section 7.08 to the extent such party has been otherwise compensated for such matter pursuant to the Purchase Price adjustment under Section 2.08.

SECTION 7.09.  Access.  Buyer will, on and after the Closing Date, upon reasonable advance notice, afford Sellers and their agents reasonable access during normal business hours to the properties, books, records, employees and auditors of the Business to the extent reasonably necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date with respect to the Business; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the Business by Buyer or the conduct of any other business of Buyer. Sellers will hold, and will use their commercially reasonable efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose pursuant to court order, subpoena or other legal process, in which case Sellers must, if possible, give Buyer written notice as soon as possible upon receipt of the subpoena or court order prior to such disclosure, all confidential documents and information concerning the Business provided to them pursuant to this Section 7.09.

SECTION 7.10.  Certain Post-Closing Assistance.

(a) Buyer agrees to cause, after Closing, the appropriate personnel of the Business at no costs or expense to Sellers, to prepare all customary accounting, environmental, employment, benefits-related and similar (but, not with respect to Taxes or Tax Returns) reports for Sellers with respect to the Business for periods up to the Closing Date which are reasonably requested by Sellers.  Sellers agree to provide Buyer, at no costs or expense to Buyer, with information in the possession and control of Sellers in respect of accounting, environmental, employment, benefits-related and similar (but, not with respect to Taxes or Tax Returns) reports for Buyer after the Closing Date to the extent reasonably requested by Buyer.

(b) Sellers and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.  Each of the Sellers and Buyer recognize that Sellers and their Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information that Buyer or its Affiliates may have to the extent that such records and information pertain to events occurring on or prior to the Closing Date with respect to the Business; therefore, Buyer agrees, and agrees to cause its Affiliates, (i) to use their reasonable best efforts to retain and maintain properly such records until the expiration of the applicable statutes of limitation (giving effect to any extensions thereof), and thereafter not to dispose of such records without first offering them to the applicable Seller, and (ii) to allow Sellers and their agents and representatives (and agents or representatives of any of the Sellers’ Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Sellers reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours, and (iii) at no costs or expense to Sellers, to prepare or cause to be prepared, in accordance with past practice and on a timely basis, the information required by Sellers to file their Tax Returns in accordance with past practice.

SECTION 7.11.  Treasury Matters.  (a)   Sellers shall be obligated to fund all checks, wire transfers or other transfer orders which (A) are outstanding as of the close of business on the day prior to the Closing Date and (B) are presented for payment on and after the Closing Date, except to the extent included as a Liability or otherwise provided for in the calculation of Final Net Worth.  Sellers agree to cause the funding of such checks, wire transfers or other transfer orders in accordance with past practices.

(b) Buyer and each Seller hereby agrees that, on the Closing Date,  it will not, and shall cause its respective Affiliates (including SuperVent or Industrias, to the extent SuperVent or Industrias is a direct or indirect Subsidiary of Buyer or any Seller) not to, issue any checks, wire transfers or other transfer orders with respect to the Business.

SECTION 7.12.  Insurance Policies.  (a)  General.  The parties acknowledge and agree that Sellers shall be solely liable and responsible for the satisfaction and payment of all Liabilities relating to general liability (including product liability), automobile and workers compensation claims relating to or arising out of the conduct of the Business with a date of occurrence after April 1, 1989 and before October 1, 1998 (“Seller Claims”), including, but limited to, to the extent that such Liabilities are not otherwise covered and paid for by the applicable insurer under a Business Insurance Policy or any successor policy or program; provided, further, that all letters or credit required to be posted by USI and Sellers pursuant to, and all deductibles and self insured retention portion payments due by USI and Sellers under, the Business Insurance Policies or any successor policy or program with respect to any Seller Claims shall be the sole responsibility and liability of Sellers.  The parties acknowledge and agree that Buyer shall be solely liable and responsible for the satisfaction and payment of all Liabilities relating to general liability (including product liability), automobile and workers compensation claims relating to or arising out of the conduct of the Business with a date of occurrence on or prior to April 1, 1989 and on or after October 1, 1998 (“Buyer Claims”), including, but limited to, to the extent that such Liabilities are not otherwise covered and paid for by the applicable insurer under a Business Insurance Policy or any successor policy or program; provided, further, that all letters of credit, to the extent allocable to the Business, required to be posted by USI and Sellers pursuant to, and all deductibles and self insured retention portion payments due by USI and Sellers under, the Business Insurance Policies or any successor policy or program with respect to any Buyer Claims shall be the sole responsibility and liability of Buyer.

(b) Post-Closing Insurance.  At the Closing, except as otherwise provided in the Transition Services Agreement, Buyer shall have in place policies or programs that insure workers’ compensation, the Acquired Assets and the Business against any loss or damage for all periods on and after the Closing.

(c) Cooperation.  Sellers and Buyer agree to cooperate with each other to make the benefits of the Business Insurance Policies, or any successor policies or programs, to the extent they relate to any Buyer Claim (subject in all events to the terms and conditions of the available Business Insurance Policies and the determinations of the insurer thereunder).  Sellers shall not be liable, and Buyer shall hold Sellers harmless, in connection with any adverse determination by an insurer in respect of any Buyer Claims.

(d) Administrative Costs.  In addition to, and without limiting the effect of Section 7.12(a), Buyer shall reimburse Sellers for the amount of any applicable administrative or processing fees or other costs and expenses paid by Sellers to a third party relating to Buyer Claims and the processing thereof (“Administrative Costs”), promptly upon receipt of reasonable documentation or invoices relating thereto.  In the alternative, upon delivery to Buyer of such reasonable documentation or invoices, Sellers shall be permitted to deduct such Administrative Costs from the amounts payable to Buyer under Section 7.12(e).

(e) Processing of Claims; Reimbursement of Pre-Closing Insurance Claims.  Sellers or its agents shall, after the Closing, process claims and other settlement charges other than Administrative Costs (defined above) relating to the Buyer Claims in the ordinary course of business consistent with past practice in accordance with the provisions of the Business Insurance Policies.  In the event that (i) the Sellers receive any proceeds under any Business Insurance Policy with respect to a Buyer Claim and (ii) an amount relating to such Buyer Claim has been paid by Buyer to a third party, then Sellers shall, subject to Section 7.12(d) hereof, promptly after receipt of reasonable documentation of such payment, pay or reimburse Buyer, with respect to the amount so paid by Buyer, the amount of proceeds received by Sellers under such Business Insurance Policy.

(f) Reimbursement of Sellers.  Buyer and Sellers acknowledge that at and after the Closing, Sellers or their Affiliates will maintain the Business Insurance Policies in effect on the date hereof (or any successor policy or program) and any required letters of credit supporting such Business Insurance Policies.  As a result, Sellers or such Affiliates  may make payments in respect of all such foregoing liabilities (“Pre-Closing Sellers Insurance Payments”). Without limiting the effect of Section 7.12(a), Buyer agrees that in the event Sellers or their Affiliates make any Pre-Closing Sellers Insurance Payments, with respect to Buyer Claims, Buyer shall reimburse Sellers or such Affiliate (or shall cause Sellers or such Affiliate to be reimbursed) for its proportional amount thereof, within 30 days of demand accompanied by reasonable documentation of such payment.

(g) Settlement.  The parties shall cooperate, and cause their respective Affiliates to cooperate, with the applicable insurance carrier or carriers in the defense or prosecution of any Buyer Claim. Subject to the provisions of the applicable Business Insurance Policy, Sellers acknowledge and agree that they shall not agree to the settlement of any Buyer Claim without the prior written consent of Buyer (not to be unreasonably withheld).

(h) Access.  Buyer will and will cause its Affiliates, on and after the Closing Date, to afford Sellers and their agents reasonable access during normal business hours to their properties, books, records, employees and auditors to the extent reasonably necessary to permit Sellers to comply with this Section 7.12(h); provided, that any such access by Sellers and their agents shall not unreasonably interfere with the conduct of the Business by Buyer or the conduct of any other business of Buyer.

SECTION 7.13.  1400 California Avenue, Brockville, Ontario Owned Real Property.  Prior to Closing, Sellers and Buyer shall use their commercially reasonable efforts, without any obligation to make any payment to obtain such waiver, to cause The Corporation of the City of Brockville (“Brockville”) to execute an agreement (the “Brockville Waiver”) whereby Brockville waives, on a knowing and informed basis, the right of first refusal contained in that certain Deed of Land dated October 9, 1980 and registered October 22, 1980 as Instrument No. 120313 in the Land Registry Office of the Registry Division of the County of Leeds with respect to the property known as 1400 California Avenue, Brockville, Ontario, Canada.  The parties shall jointly participate in the negotiations with Brookville to obtain the Brookville Waiver.  Sellers and Buyer shall also use their commercially reasonable efforts to request Brockville to terminate such right of first refusal, but obtaining any such termination by the parties shall not in any way be a condition to or otherwise delay Closing.  If, prior to Closing, Brockville refuses to execute and deliver the Brockville Waiver, Sellers and Buyer agree to discuss in good faith alternate structures, including, without limitation, the sale of the shares of stock of Selkirk Canada, Inc. at an agreed upon allocation of purchase price for tax purposes, in order to effect the transactions contemplated hereby.

ARTICLE 8

EMPLOYEE BENEFITS AND LABOR AGREEMENTS

SECTION 8.01.  Employee and Employee Benefit Matters.

(a) Employment of Employees at Closing.  As of the date hereof, Sellers have provided Buyer with a preliminary list of Employees, including, with respect to each Employee whose annual salary is in excess of $50,000, each such employee’s job/position/title, salary or grade level, and target bonus.  Sellers agree to provide Buyer with an update to such list of Employees each month prior to the Closing, based upon new hires and departures of Employees as of the date of such update.  Prior to the Closing Date, Buyer shall make an offer of employment to each Employee, such employment to be effective as of the Closing Date.  Such offer shall be, with respect to Employees of the Transferred Business not covered by a collective bargaining agreement, in comparable positions and at substantially equivalent salary or wage rates as those with Sellers as of the Closing Date, and with respect to those Employees of the Transferred Business covered by a collective bargaining agreement, in accordance with Section 8.02 below. Notwithstanding the previous provisions of this Section 8.01(a), any offer of employment by Buyer to a management group member of the Transferred Business may be on such terms and conditions as are agreed in writing between Buyer and the management group member as of the date hereof.  Buyer hereby agrees to indemnify Sellers from any and all termination and/or severance Liability incurred with respect to Employees (including, without limitation, any liability related to or arising out of the Worker Adjustment and Retraining Notification Act, the continuation coverage rules of Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA (“COBRA”), and any similar state, province, local or foreign laws with respect to the Employees). Prior to the Closing Date, Sellers shall amend the Selkirk Standard Procedures Termination Guidelines policy and Severance Benefits policy (collectively, the “Severance Policies”) to expressly provide that the sale of the Business contemplated hereby does not give rise to an involuntary termination of employment and that no Employee who is covered by the Severance Policies shall be eligible to receive severance pay or other benefits based solely on the sale of the Business.  Sellers shall promptly notify such Employees of the amendment in a manner which is consistent with the past practices of the Transferred Business.

(b) Post-Closing Employee Benefits; Assumption of Certain Benefit Arrangements.  As of the Closing Date and for a period of twelve months thereafter, Buyer shall provide the Employees with employee benefit plans and benefit arrangements which are substantially similar in the aggregate to those provided to such employees under the Employee Benefit Plans, Foreign Employee Benefit Plans and Benefit Arrangements immediately prior to the Closing Date; provided, however, that Buyer shall not be obligated to provide any stock option plan or other equity participation for the Employees and shall not be obligated to make any matching contributions in stock under the New 401(k) Trust (as defined in paragraph (c) below) and shall be permitted to make commercially reasonable changes in insurance carriers, co-pays, deductibles and participant and employer contribution levels while maintaining the availability of employee benefits of the type provided to the Employees immediately prior to the Closing Date.  Without limiting the generality of the foregoing, Buyer shall honor and assume the vacation or other paid time off for each Employee which has been accrued but remains unused as of the Closing Date, solely to the extent the accrual for such vacation or other paid time off was reflected in the calculation of Final Net Worth. As of the Closing Date, Buyer shall assume those Employee Benefit Plans, Benefit Arrangements and Foreign Employee Benefit Plans maintained exclusively in connection with the Business and set forth on Schedule 8.01(b) (the “Business-Specific Plans”).

(c) Transfer of Assets of 401(k) Plan.  The Employees participating in the USI Retirement Savings and Investment Plan (the “Transfer 401(k) Plan”) shall cease to accrue any further benefits under the Transfer 401(k) Plan as of the Closing Date.  Sellers shall take all actions that are necessary and appropriate to cause the employer matching contributions that have been credited to the Employees’ and Former Employees’ employer matching accounts under the Transfer 401(k) Plan immediately prior to the Closing Date to be fully vested, effective as of the Closing Date.  After the Closing Date, Sellers shall cause the assets related to the Employees and Former Employees participating in the Transfer 401(k) Plan held in a Master Trust to be transferred to a successor trust or trusts or other funding medium established by Buyer (the “New 401(k) Trust”).  Buyer will use reasonable best efforts to establish the New 401(k) Trust as soon as practicable after the Closing Date and to deliver to Sellers the representation referred to in clause (ii) below within 30 days of the Closing Date and Sellers shall use reasonable best efforts to deliver to Buyer the representation referred to in clause (iii) below.  Such transfer shall occur as soon as reasonably practicable following receipt by USI of (i) notification from Buyer that the applicable New 401(k) Trust has been established, (ii) a representation of Buyer with appropriate indemnities that the forms of the documents constituting such New 401(k) Trust are in substantial compliance with the requirements for qualification and exemption from United States federal income taxation under Sections 401(a) and 501(a) respectively, of the Code and a representation from Buyer that the New 401(k) Trust will be timely submitted to the IRS for a favorable determination letter and that the Buyer will make such plan amendments as are requested by the IRS, and (iii) a similar representation from USI  with respect to the qualified status of the Transfer 401(k) Plan with appropriate indemnities, and (iv) at least thirty (30) days have elapsed after the filing of any required Form 5310 with respect to the transfer of assets of the Transfer 401(k) Plan.  Subject to Section 401(a)(12) of the Code, the amount of assets transferred from any trust in which a Transfer 401(k) Plan is invested prior to the Closing Date shall be in kind in an aggregate amount equal to the aggregate fair market value of the assets in the Transferred 401(k) Plan relating to Employees and Former Employees on the date of transfer.  Sellers shall cause the service provider to the Transfer 401(k) Plan to provide Buyer such service provider’s records of the names and addresses of Former Employees participating in the Transfer 401(k) Plan.  In addition, Sellers and Buyer agree to use commercially reasonable efforts to transfer comparable Foreign Employee Benefit Plans, if any, or transfer the assets and liabilities of such plans relating to the Employees and Former Employees to Buyer in substantially the same manner and based upon substantially the same principles as provided above.

(d) Transfer of Assets of Defined Benefit Plan. (i)  Buyer shall have in effect on the Closing Date or as soon as practicable thereafter a defined benefit plan intended to be qualified pursuant to Section 401(a) of the Code (the “New Pension Plan”) and a related trust exempt from tax under Section 501(a) of the Code (the “New Pension Trust”) for the benefit of Employees and Former Employees who were covered by the Transfer Pension Plan (as defined below) as of the Closing Date.  The New Pension Plan shall contain terms and conditions (to the extent applicable to such Employees and Former Employees) that are substantially similar in all material respects to those contained in the USI Master Pension Plan  (the “Transfer Pension Plan”) (formerly the Bath and Plumbing Products Pension Plan) for a period of two years following the Closing Date. Each Employee with an accrued benefit in the Transfer Pension Plan immediately prior to the Closing Date shall become a participant in the New Pension Plan effective as of the Closing Date.  Employees shall receive credit for all service with Sellers and its Affiliates for purposes of eligibility, vesting and benefit accruals (including eligibility for early retirement) under the New Pension Plan to the extent that such service was taken into account under the Transfer Pension Plan.  As of the Closing Date, Sellers shall cause Employees to cease further accrual of benefits under the Transfer Pension Plan.

(ii)  (A)  On the Closing Date, Sellers shall cause the Initial Transfer Amount (as defined below) of the assets related to the Employees and Former Employees participating in the Transfer Pension Plan, as calculated below, to be transferred to the New Pension Trust; provided, however, that no such transfer shall be made unless and until Buyer delivers to Sellers the representation referred to in clause (iii)(B) below.  In connection herewith, Sellers shall direct the trustee of the trust under the Transfer Pension Plan to transfer from the trust under the Transfer Pension Plan to the New Pension Trust cash in an amount equal to the sum of (A) 90% of the “projected benefit obligation” (within the meaning of FAS 87) (“PBO”), of the Employees and Former Employees as of December 31, 2001, and (B) an amount of surplus assets sufficient to result in zero pension expense for the Business for the twelve-month period ending on the Closing Date, based on the principles specified below (the “Initial Transfer Amount”).  The Initial Transfer Amount shall be calculated applying the following assumptions (the “Assumptions”):

*                             A discount rate of 7.50%;

*                             A rate of return on assets of 9.50%; and

*                             all other assumptions as set forth on Appendix A (which are intended to be identical to those used by USI to compute their September 30, 2001 year-end FAS 87 and FAS 132 disclosure and are derived from the Hewitt Associates Actuarial Report dated 10/1/2001 for the U.S. Industries, Inc.  Bath and Plumbing Products Pension Plan (“Hewitt Report”), a copy of which report has been delivered to Buyer; provided, however, that the maximum IRS benefit and pay limits shall be those in effect as of the Closing Date and projected in a similar manner as in the computation of year-end FAS 87/ 132 disclosure, and that the “actual market value,” and not “market-related value” approach shall be used).

The Initial Transfer Amount shall be calculated using census data as of December 31, 2001 projected through the Closing Date taking into account all Transfer Pension Plan amendments and benefit changes negotiated and agreed to at any time prior to the Closing Date and shall be adjusted for applicable benefit payments and plan expenses in accordance with past practices; provided, however, that if the Initial Transfer Amount occurs after the Closing Date, the Initial Transfer Amount shall be adjusted for the actual investment rate of return of the Transfer Pension Plan from the Closing Date through but not including the date of actual transfer.

(iii)  Such transfer shall be contingent upon receipt by Sellers of (A) notification from Buyer that the applicable New Pension Trust has been established, (B) a representation from Buyer that the forms of the documents constituting such New Pension Trust are in substantial compliance with the requirements for qualification and exemption from United States federal income taxation under Section 401(a) and 501(a) respectively, of the Code and a representation from Buyer that the New Pension Trust will be timely submitted to the IRS for a favorable determination letter and that the Buyer will make such plan amendments as are requested by the IRS, and (C) a similar representation regarding the qualified status of the Transfer Pension Plan from counsel to Sellers or favorable determination letter with respect to the Transfer Pension Plan, and (D) at least thirty (30) days have elapsed after the filing of any required Form 5310 with respect to the transfer of assets of the Transfer Pension Plan.  Sellers and Buyer agree to use their reasonable best efforts to file any required Form 5310 on or prior to the date hereof or as soon as practicable thereafter.  Sellers shall transfer amounts pursuant to this Section 8.01(d) in cash, unless Buyer and Sellers otherwise mutually agree.  Sellers agree that the transfer of the Initial Transfer Amount shall be made on the first month-end after the requirements of this paragraph (iii) are satisfied, if such transfer does not occur on the Closing Date.

(iv)  As soon as practicable after the Closing Date, Sellers shall cause a second transfer to be made to the New Pension Plan, in cash, of the “True-Up Amount”.  The True-Up Amount shall be equal to the sum of (A) the PBO of the Employees and Former Employees projected through the Closing Date calculated applying the Assumptions plus (B) an amount of surplus assets sufficient to result in a zero pension expense for the Business operated by Buyer for the 12 month period following the Closing Date calculated applying the Assumptions, adjusted for the actual investment rate of return of the Transfer Pension Plan from the Closing Date through but not including the date of transfer on the difference between the Initial Transfer Amount and the True-Up Amount (the “Total Transfer Amount”) minus the sum of (C) the Initial Transfer Amount and (D) distributions, if any, under the Transfer Pension Plan for benefits paid with respect to Employees and Former Employees from the Closing Date through the date of transfer.  Sellers shall provide Buyer with the Total Transfer Amount figure no later than 21 days following the Closing Date.  If the Total Transfer Amount cannot be mutually agreed to by the actuaries for Sellers and Buyer, a third actuary chosen by Sellers’ actuary and Buyer’s actuary, whose expenses shall be shared equally by Sellers and Buyer, shall be retained and its determination of the Total Transfer Amount shall be binding on the parties.

(v)  Notwithstanding any other provisions in this Section 8.01(d), the amount of assets to be transferred pursuant to this Section 8.01(d) shall be no less than the amount required by Section 414(l) of the Code.  If the Transfer Pension Plan is legally prohibited from transferring the full Total Transfer Amount (or any earnings thereon, whether positive or negative, as calculated hereunder) to the New Pension Trust, USI shall take all actions necessary (including, without limitation, using USI corporate funds) to deposit into the New Pension Trust an amount equal to the difference between (x) the maximum amount to be legally transferred from the Transfer Pension Trust to the New Pension Plan and (y) the full Total Transfer Amount.  At the time of transfer of the Initial Transfer Amount, but in no event prior thereto, the New Pension Trust shall assume the liabilities for all accrued benefits under the Transfer Pension Plan in respect of the Employees and Former Employees and Sellers and their affiliates and the Transfer Pension Plan shall be relieved of such liabilities.

(e) Notwithstanding anything to the contrary contained herein, Buyer shall not assume the following Liabilities: (i) Liabilities for workers compensation claims relating to the Employees or Former Employees with a date of incurrence on or after April 1, 1989 and prior to October 1, 1998; (ii) post-retirement welfare benefit Liabilities other than the Liabilities for the Former Employees listed on Schedule 8.01(e) and (iii) U.S. defined benefit pension plan Liabilities (including supplemental and excess plan Liabilities) other than pursuant to Section 8.01(d); (“Extraordinary Employee Claims”), irrespective of when the claim is made or brought.

(f)            Cooperation; Government Communications.  Sellers shall cooperate with Buyer in order to implement the undertakings contained in this Section 8.01.  Sellers and Buyer agree to provide each other with such records and information as the other may reasonably request in order to carry out its respective obligations under this Section 8.01.  During the period following the Closing and prior to the transfer of Assets of the Transfer 401(k) Plan and Transfer Pension Plan to the New 401(k) Trust and New Pension Trust, respectively, pursuant to Section 8.01(c) and 8.01(d), Sellers shall promptly forward to Buyer any correspondence or written communications received from IRS, the Pension Benefit Guaranty Corporation or DOL with respect to the Transfer 401(k) Plan or the Transfer Pension Plan.  Further, Sellers and Buyer agree that each party shall use its best efforts to confer with the other party prior to communicating with the IRS, the Pension Benefit Guaranty Corporation or the DOL and shall promptly provide to the other party copies of all communications and correspondence sent to such entities.

(g) Sellers shall be responsible for and, on the Closing Date, shall pay the Employees the deal bonuses payable as a result of the consummation of the purchase and sale transactions hereunder to which they are entitled on the Closing Date or at any time thereafter.

SECTION 8.02.  Collective Bargaining Agreements.  (a) Buyer or a Subsidiary of Buyer shall assume and continue in full force and effect the collective bargaining agreements identified in Schedule 3.19(a) (collectively, the “CBAs”) effective as of the Closing.  The employee benefits offered under the CBAs shall be as set forth in the CBAs; provided however that Buyer or a Subsidiary of Buyer may substitute insurance carriers or providers to administer and/or deliver the benefits provided therein where the CBA so permits.

(b) Buyer or the Subsidiary of Buyer continuing the CBAs shall have sole responsibility for all obligations and liabilities arising under the CBAs.

ARTICLE 9

CONDITIONS TO CLOSING

SECTION 9.01.  Conditions to Obligations of Buyer and Sellers.  The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction (or waiver by Buyer and Sellers (subject to applicable law)) of the following conditions:

(a) Any applicable waiting period under the HSR Act or any Foreign Antitrust Laws relating to the transactions contemplated hereby shall have expired or been terminated.

(b) Any Permits that are required to own and operate the Acquired Assets as they are presently being owned and operated, the absence of which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect on the Business, shall have been obtained by Buyer or its permitted assigns.

(c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(d) There shall not be pending any material litigation brought by a Governmental Authority of competent jurisdiction seeking to prohibit the consummation of the Closing.

(e) Each of Sellers and Buyer shall have received evidence reasonably satisfactory to it that the Senior Debt Liens listed on Schedule 9.01(e) have been released by the holders thereof and SuperVent and Industrias have  been released from all guarantee obligations relating to the Senior Debt in form and substance reasonably satisfactory to such parties.

(f) The Escrow Agent shall have duly executed and delivered the Escrow Agreement to Buyer and Sellers.

(g) Evidence of binding the PLL Policy, as defined under Section 10.02(b) hereof, shall be provided to Sellers and Buyer.

SECTION 9.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer (subject to applicable law)) of the following further conditions:

(a) (i) Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, and (ii) the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto shall be true disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, at and as of the Closing Date, as if made at and as of such date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), with only such exceptions (A) that have not had, and as would not in the aggregate reasonably be expected to have, a Material Adverse Effect or (B) are actions taken after the date hereof as are permitted by clauses (a) - (t) of  Section 5.01.

(b) Each Seller shall have delivered to Buyer a certificate executed by a duly authorized officer thereof to the effect that the conditions set forth in Sections 9.02(a)(i) and 9.02(a)(ii) shall have been satisfied.  No exceptions taken in such certificate will modify any Sellers’ representations, warranties, covenants or arrangements made or deemed to be made hereunder or have any effect for purposes of Buyer’s closing conditions or indemnity rights under this Agreement.

(c) Each Seller shall have duly executed and delivered to Buyer or a direct or indirect wholly-owned Subsidiary of Buyer that will purchase Acquired Assets from such Seller, a bill of sale and assignment substantially in the form of Exhibit C attached hereto or which otherwise complies with the laws (including Tax laws) applicable to any of the Acquired Assets as consequence of their location or ownership and is substantially similar to the form attached hereto as Exhibit C (the “Bill of Sale”), which shall provide for the sale, transfer, assignment, conveyance and delivery of the Acquired Assets (other than the Owned Real Property, the Leased Real Property and the trademarks, copyrights, patents and Internet domain names that are Acquired Assets) to Buyer or such wholly-owned Subsidiary of Buyer.

(d) The appropriate Sellers shall have duly executed and delivered to Buyer all customary instruments of assignment or transfer, in form suitable for recording in the appropriate office or bureau (collectively, the “Intellectual Property Instruments”), requested by Buyer in order to effect the transfer of the trademarks, copyrights, patents and Internet domain names that are Acquired Assets.

(e) The appropriate Seller shall have duly executed and delivered to Buyer (i) a bargain and sale deed with covenants against grantor’s acts or special warranty deed with respect to each parcel of Owned Real Property that is an Acquired Asset (except for Owned Real Property in Ontario, Canada) and (ii) a transfer/deed of land without warranty for the Owned Real Property in Ontario, Canada, in each case, in the customary form for the state, province or country in which such Owned Real Property is located (collectively, the “Deeds”), together with any reasonably necessary transfer declarations or other filings.

(f)   Sellers shall deliver to Buyer (i) certificates for the Canadian Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, or by other transfer forms, as applicable, (ii) evidence of registration in the stock register book of SuperVent of the transfer of the Canadian Shares to Buyer, or any if its direct or indirect wholly owned

Subsidiaries, and (iii) a certified copy of the resolutions, if any,  required by applicable law of the articles of incorporation of SuperVent to be adopted in order to effect the transfer of the Canadian Shares to Buyer, and such resolutions shall be in full force and effect and unamended as of Closing.

(g) Sellers shall deliver to Buyer (i) certificates for the Mexican Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, or by other transfer forms, as applicable, (ii) evidence of registration in the stock register book of Industrias of the transfer of the Mexican Shares to Buyer, or any if its direct or indirect wholly owned Subsidiaries, and (iii) a certified copy of the shareholders’ resolutions, required by applicable law to be adopted in order to effect the transfer of the Mexican Shares to Buyer, or any of its direct or indirect wholly-owned Subsidiaries, and such resolutions shall be in full force and effect and unamended as of Closing.

(h) The appropriate Seller shall have duly executed and delivered to Buyer, or a direct or indirect wholly owned Subsidiary of Buyer, an assignment and assumption of lease in the form attached hereto as Exhibit D or which otherwise complies with the laws (including Tax laws) applicable to any of the Acquired Assets as consequence of their location or ownership and is substantially similar to the form attached hereto as Exhibit D (collectively, the “Lease Assignments”), together with any necessary transfer declarations or other filings, with respect to each Lease that is an Acquired Asset.

(i) The appropriate Sellers shall have duly executed and delivered to Buyer a transition services agreement in the form attached hereto as Exhibit E (the “Transition Services Agreement”).

(j) Buyer shall have obtained, at Buyer’s expense, from a nationally recognized title insurance company (the “Title Company”) chosen by Buyer, in its sole discretion, a fee owner’s title insurance policy, together with endorsements reasonably requested by Buyer (each a “Title Policy”, collectively, the “Title Insurance Policies”) with respect to each parcel of Owned Real Property in form and substance satisfactory to Buyer in an amount determined by Buyer, insuring Buyer and issued as of the Closing Date by the Title Company, showing Buyer to have fee simple title to the Owned Real Property, in each case subject only to Permitted Liens.  Sellers shall deliver to the Title Company any instruments, affidavits or indemnities in form and substance reasonably satisfactory to Sellers as reasonably requested by the Title Company in connection with the issuance and delivery of the Title Insurance Policies.

(k) Provided Buyer shall have ordered a survey (or updated survey, as the case may be) within 3 Business Days of the date of this Agreement, Buyer shall have obtained, at Buyer’ expense, at least 2 Business Days prior to the

Closing, a survey of each parcel of Owned Real Property, dated no earlier than the date of this Agreement, prepared by the same surveyor engaged by Sellers to perform the most recent survey of the Owned Real Property or, if such same surveyor is unable or unwilling to perform the survey called for by this paragraph (k), a certified or registered surveyor (the “Surveyor”) reasonably acceptable to Buyer, in each case subject only to Permitted Liens and certified to Buyer, the Title Company, any lender and as otherwise is necessary or desirable in connection with the contemplated transaction and complying with the then current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The Surveyor shall certify each survey in the form annexed hereto as Exhibit F attached hereto or in the form required by any lender providing financing in connection with the transactions contemplated hereby.

(l) Each Seller that is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code shall have duly executed and delivered to Buyer a valid certificate of non-foreign status substantially in the form of Exhibit G.

(m) Notwithstanding Section 7.07 or anything else to the contrary in this Agreement, Sellers shall have obtained and delivered to Buyer, in form and substance satisfactory to Buyer, the consents of the third parties listed on Schedule 9.02(m) attached hereto.

(n) Sellers shall have duly executed and delivered to Buyer the Escrow Agreement.

(o) Sellers shall have caused their appropriate Affiliate to duly execute and deliver to Buyer the Dallas Sublease.

(p) Buyer shall have received a written opinion of Davis Polk & Wardwell, counsel to Sellers, dated as of the Closing Date, in form and substance satisfactory to Buyer, covering matters that are customary for opinions of legal counsel for the seller in transactions similar to the transactions contemplated hereby.

(q) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrict Buyer’s control of the Acquired Assets or the Business.

(r) There shall not be pending any material litigation brought by a Governmental Authority of competent jurisdiction seeking to (i) restrict Buyer’s control of the Acquired Assets or the Business or (ii) require Buyer to divest any asset or business in connection with the acquisition of the Acquired Assets or the Business.

(s) All consents required under the Leases specified on Schedule 9.02(s) shall have been obtained.

(t)    SuperVent and Industrias shall have no cash or cash equivalents in its control or possession (other than de minimis amounts thereof).

(u) Sellers shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, that (i) one or more of the Companies is currently listed in the records of the appropriate U.S., state or foreign agency, or domain name registry, as applicable, as the sole owner or owners of record for each application and registration listed in Schedule 3.14(a), or (ii) complete, accurate and sufficient assignment or name change documents have been filed with the appropriate U.S., state or foreign agency, or domain name registry or registrar, as applicable, to ensure that one or more of the Companies is listed as the sole owner or owners of record for each application and registration listed on Schedule 3.14(a).

(v)   All intercompany accounts between Sellers and their respective Affiliates, on the one hand, and SuperVent and Industrias, on the other hand, shall have been settled (except for intercompany accounts arising from bona fide sales transactions for the provision of goods and services) in a manner in which neither SuperVent nor Industrias is reasonably expected to realize a significant amount of taxable income and Sellers shall have delivered evidence to Buyer of such settlement as Buyer may reasonably request.

(w) Brockville shall have executed and delivered to each of Buyer and Sellers the Brockville Waiver, in a form reasonably acceptable to Buyer.

SECTION 9.03.  Conditions to Obligation of Sellers.  The obligation of Sellers to consummate the Closing is subject to the satisfaction (or waiver by Seller (subject to applicable law)) of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse affect, in all material respects at and as of the Closing Date, as if made and as of such date, except that the representations and warranties that are made as of a specific date need be so true and correct only as of such date.

(b) Buyer shall have delivered to Sellers a certificate executed by a duly authorized officer thereof to the effect that the conditions set forth in Sections 9.03(a)(i) and 9.03(a)(ii) have been satisfied.

(c) Buyer shall have delivered to Sellers, the Adjusted Purchase Price (less the Escrow Amount) in immediately available funds by wire transfer to an account of Sellers with a bank designated by Sellers, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Sellers in such amount); provided, however, that the amount of funds to be delivered shall be reduced to the extent that Buyer is required to withhold any portion of the Purchase Price in respect of Taxes in any jurisdiction.

(d) Buyer and each of its direct or indirect wholly-owned Subsidiaries that will purchase Acquired Assets hereunder shall have duly executed and delivered to the relevant Seller the assumption agreement substantially in the form of Exhibit H attached hereto or which otherwise complies with the laws (including Tax laws) applicable to any of the Acquired Assets as consequence of their location or ownership and is substantially similar to the form attached hereto as Exhibit H (the “Assumption Agreement”), which shall provide for the assumption of the Assumed Liabilities (other than Assumed Liabilities relating to the Leases) by Buyer or such wholly-owned Subsidiary of Buyer.

(e) Buyer or a wholly-owned Subsidiary of Buyer shall have duly executed and delivered to Sellers each of the Lease Assignments and, if a wholly-owned Subsidiary of Buyer will be the assignee under any such Lease Assignment, such Lease Assignment shall, at the request of Sellers, be accompanied by an unconditional guaranty of Buyer, in form and substance reasonably satisfactory to the lessor of the relevant lease, of such wholly-owned Subsidiaries obligations under the relevant lease.

(f) Buyer shall have duly executed and delivered to Sellers the Transition Services Agreement.

(g) Buyer shall have duly executed and delivered to Sellers the Escrow Agreement.

(h) Buyer shall have delivered to the Escrow Agent the Escrow Amount in immediately available same-day funds by wire transfer to an account of the Escrow Agent designated by the Escrow Agent in the Escrow Agreement.

(i) Buyer or a direct or indirect wholly-owned Subsidiary of Buyer shall have duly executed and delivered to Sellers the Dallas Sublease.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

SECTION 10.01.  Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the earlier of (x) the date on which the financial statements of the Business for the first full fiscal year of the Business following the Closing Date have been audited and (y) March 30, 2004; provided that (i) the representations and warranties contained in Sections 3.23 and 4.09 shall survive indefinitely and (ii) the representations and warranties contained in Sections 3.17 and 3.20 shall survive until their applicable statutes of limitations have expired.  The covenants and agreements of the parties contained in this Agreement shall survive the Closing until such time as such covenants or agreements shall terminate or expire in accordance with their respective terms.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence with respect to the specific claim, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity with a reasonably detailed description thereof shall have been given to the party against whom such indemnity may be sought prior to such time.

SECTION 10.02.  Indemnification.  (a) Subject to the other provisions of this Article 10, Sellers jointly and severally hereby indemnify Buyer and its Affiliates and their respective officers, directors, managers, employees, agents, advisors and representatives, against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation or remediation, any reasonable consulting or engineering fees in connection with any investigation or remediation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by Buyer or any of its Affiliates or any of their respective officers, directors, managers, employees, agents, advisors or representatives arising out of (i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”), (ii) any breach of covenant or agreement made or to be performed by Sellers pursuant to this Agreement, (iii) any Retained Liability, or (iv) except to the extent reflected in the calculation of Final Net Worth, any Liability for Taxes of SuperVent and Industrias for any tax period (or portion thereof) ending on or prior to the Closing Date; provided that with respect to indemnification by Sellers for any Warranty Breach pursuant to this Section 10.02(a), (1) Sellers shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds 1% of the Purchase Price and then only to the extent of such excess, (2) Sellers shall not be liable for any single claim that results in Damages of $10,000 or less (and such claims shall not be aggregated for the purposes of clauses (1) or (3) of this subsection), in the absence of fraud on the part of any of the Sellers, Sellers’ maximum liability for all such Warranty Breaches shall not exceed 25% of the Purchase Price; provided further that, notwithstanding Section 10.02(a)(iv), Sellers shall not be liable for Taxes of SuperVent or Industrias (A) attributable solely to any action not in the ordinary course of business taken on the Closing Date by or at the direction of Buyer (other than any such action expressly required by applicable law or expressly required or permitted by this Agreement) or (B) attributable to any Tax election, change in Tax election or amended Tax Return made by or at the direction of Buyer after the Closing Date, actions described in clauses (A) or (B)  being referred to as a “Buyer Tax Act”. Notwithstanding the above, Section 10.02(b) shall govern all indemnification claims for all Pre-Closing Environmental Liabilities or environmental matters, whether a Warranty Breach or otherwise.  For the purpose of (x) determining whether any Warranty Breach has occurred with respect to a claim for indemnification or (y) measuring Damages with respect to any Warranty Breach of Sellers’ representations and warranties contained in Article 3, such representations and warranties shall be deemed to have been made without any materiality or Material Adverse Effect qualifications contained therein.

(b) Sellers and Buyer shall purchase an Environmental Pollution Legal Liability Insurance Policy from Liberty Mutual Insurance Company in form and substance substantially similar to the form insurance policy (including the exhibits, schedules and attachments to such form insurance policy attached hereto as Exhibit I and that provides coverage with respect to Pre-Closing Environmental Liabilities other than Known Pre-Closing Environmental Liabilities at a total premium cost of no more than $165,000 with a ten year term, $10,000,000 per claim/$10,000,000 aggregate limits and $250,000 per incident deductible (the “PLL Policy”).  Sellers and Buyer shall share, equally, the cost of the PLL Policy premium, which shall have been paid and the Policy bound as of Closing.  The PLL Policy shall name Sellers, Tinicum Capital Partners, L.P., Selkirk Acquisition Partners, L.P., U.S. Industries, Inc., other assignees of Buyer purchasing substantially all of the Acquired Assets and any entity or entities providing to Buyer and its Affiliates financing for the transactions contemplated by this Agreement or related to the Business as insureds and, except to name any additional insureds as contemplated by the foregoing, no other changes shall be made to the PLL Policy.   Sellers hereby indemnify Buyer and its Affiliates and their respective officers, directors, managers, employees, agents, advisors and representatives, against and agree to hold each of them harmless from any and all Pre-Closing Environmental Liabilities incurred or suffered by Buyer or its Affiliates or their respective officers, directors, managers, employees, agents, advisors or representatives as follows (“Sellers’ Indemnity”): (i) for Known Pre-Closing Environmental Liabilities, Sellers shall be responsible for 100% of all Remedial Action costs and shall use commercially reasonable efforts to complete the required Remedial Action before the Closing Date, and in any event, as promptly as possible thereafter; (ii) for all Pre-Closing Environmental Liabilities associated with the presence or potential presence of Hazardous Substances in soil, water or groundwater (“Real Estate Matters”), Seller shall indemnify Buyer (A) with respect to 80% of the aggregate amount of Damages for which written notice of the Real Estate Matter for which indemnification is sought by Buyer is provided to Sellers on or prior to the first anniversary of the Closing Date (“First Anniversary”), (B) with respect to 60% of the aggregate amount of Damages for which written notice of the Real Estate Matter for which indemnification is sought by Buyer is provided to Sellers after the first anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, (C) with respect to 40% of the aggregate amount of Damages for which written notice of the Real Estate Matter for which indemnification is sought by Buyer is provided to Sellers after the third anniversary of the Closing Date and on or prior to the tenth anniversary of the Closing Date, (D) Sellers shall have no liability for any Real Estate Matter for which written notice of Buyer’s request for indemnification is provided to Sellers following the tenth anniversary of the Closing Date (“Tenth Anniversary”), and (E) notwithstanding the foregoing terms of this Section 10.02 (b)(ii), Sellers’ Indemnity shall apply to 80% of the aggregate amount of Damages arising out of the Real Estate Matters specifically associated with the presence of Hazardous Substances arising from the former Maintenance Area Shop sink at the Logan, Ohio property, from Closing until the Tenth Anniversary;  (iii) for all Pre-Closing Environmental Liabilities associated with the compliance of the Business with applicable Environmental Law (“Compliance Matter”) or the off-site disposal of Hazardous Substances by the Business (“Off-Site Disposal Matter”), Seller shall indemnify Buyer to the extent arising out of a Third Party Claim (as defined below); provided that Sellers’ Indemnity shall apply only (A) with respect to 80% of the aggregate amount of Damages arising out of a Compliance Matter or Off-Site Disposal Matter for which written notice of the related Third Party Claim for which indemnification is sought by Buyer under this subsection 10.02(b) is provided to Sellers on or prior to the first anniversary of the Closing Date, (B) with respect to 60% of the aggregate amount of Damages arising out of a Compliance Matter or Off-Site Disposal Matter for which written notice of the related Third Party Claim for which indemnification is sought by Buyer under this subsection 10.02(b) is provided to Sellers after the first anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date and (C) with respect to 40% of the aggregate amount of Damages arising out of a Compliance Matter or Off-Site Disposal Matter for which written notice of the related Third Party Claim for which indemnification is sought by Buyer under this subsection 10.02(b) is provided to Sellers after the third anniversary of the Closing Date and on or prior to the fifth  anniversary of the Closing Date, and (D) Sellers shall have no liability for any Damages relating to any Compliance Matter or Off-Site Disposal Matter for which written notice of a Third Party Claim with a sufficiently detailed description to identify the matter as a Compliance Matter or Off-Site Disposal Matter has not been provided to Sellers on or prior to the fifth anniversary of the Closing; (iv) Sellers’ aggregate maximum liability for all Pre-Closing Environmental Liabilities including, but not limited to, all Remedial Action costs associated with Known Pre-Closing Environmental Liabilities, Real Estate Matters, Compliance Matters, Off-Site Disposal Matters or in achieving any PLL Policy deductible, but not including Sellers’ share of the cost of the PPL Policy premium, shall not exceed $1.25 million (the “Environmental Cap”); provided that nothing herein shall limit any remedy of Buyer for fraud with respect to the representations set forth in Section 3.18.

(c) Subject to the other provisions of this Article 10, Buyer hereby indemnifies Sellers and their Affiliates and their respective officers, directors, managers, employees, agents, advisors and representatives, against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Sellers or any of their Affiliates or any of their respective officers, directors, managers, employees, agents, advisors or representatives, arising out of (i) any Warranty Breach by Buyer, (ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement, (iii) any Assumed Liability or (iv) any liability for Taxes of SuperVent or Industrias (1) for any tax period (or portion thereof) beginning after the Closing Date or (2) attributable to a Buyer Tax Act; provided that with respect to indemnification by Buyer for any Warranty Breach pursuant to this Section 10.02(c), (1) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds 1% of the Purchase Price and then only to the extent of such excess, (2) Buyer shall not be liable for any single claim that results in Damages of $10,000 or less (and such claims shall not be aggregated for the purposes of clause (1) above) and (3) Buyer’s aggregate maximum liability for all such Warranty Breaches shall not exceed 25% of the Purchase Price.  For the purpose of (x)  determining whether any Warranty Breach has occurred with respect to a claim for indemnification or (y) measuring Damages with respect to any Warranty Breach of Buyer’s representations and warranties contained in Article 4, such representations and warranties shall be deemed to have been made without any materiality or material adverse effect qualifications contained therein.

(d) Without regard to any limitation on indemnification set forth in Section 10.02(c) hereof, subject to the other provisions of this Article 10, Buyer hereby indemnifies Sellers, their Affiliates and their respective officers, directors, managers, employees, agents, advisors and representatives, against and agrees to hold each of them harmless from any and all Damages incurred or suffered by

Sellers or their Affiliates to the extent arising out of (i)  a Post-Closing Environmental Liability and (ii) the portion of any Pre-Closing Environmental Liability for which Sellers are not responsible or which exceed the Environmental Cap pursuant to the terms of Section 10.02(b).

SECTION 10.03.  Procedures.  (a) Subject to the provisions of Section 10.04, the party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give reasonably prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under Section 10.02 and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The parties hereby acknowledge and agree that except with respect to matters arising under Section 10.02(b), the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such Indemnifying Party is prejudiced as a result of such failure to give notice.

(b) Subject to Section 10.04, the Indemnifying Party shall be entitled to participate in the defense of, investigation of, corrective action or any Remedial Action required to be undertaken in response to, any Claim asserted by a third party, including any Governmental Authority (“Third Party Claim”) and, subject to the limitations set forth in this Section or Section 10.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense subject to the deductible and maximum liability (as and if applicable) described in Section 10.02.

(c) If the Indemnifying Party shall assume the control and cost of the defense of any Third Party Claim in accordance with the provisions of this Section or Section 10.04,  (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not provide for the unconditional written release of the Indemnified Party from any and all liabilities and obligations with respect to such Third Party Claim or if the settlement imposes any form of relief other than monetary against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.  In the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right to retain separate legal counsel and participate in the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so participate, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim (including any counterclaims filed by Sellers or Buyer) and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.  This cooperation shall be provided without cost or expense of the other party other than reimbursement of out-of-pocket travel or similar expenses subject to the provisions of Section 10.02.

(e) Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 10.02.

SECTION 10.04.  Additional Procedures Relating to Environmental Matters.  (a) Each party agrees that it shall not, and shall use its best efforts to ensure that each of its Affiliates shall not, directly or indirectly, communicate orally or in writing with any Governmental Authority relating to any actual or potential Environmental Liabilities for which the other party may be responsible under this Agreement; provided that in the event Buyer or any Seller believes in good faith that such communication is required by any law, Buyer or such Seller shall notify its indemnitor in advance of making any such communication and shall give such other party a reasonable period of time to either make such communication itself or to provide (i) a written opinion of independent counsel that such communication is not legally mandated and (ii) indemnification for the failure to so communicate to the extent allowed under Section 10.02(b).

(b) Each party agrees that it will not, and agrees to use its best efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing, or increase the cost, of any obligations of the other party under this Article 10, however, the conduct of Phase I or Phase II Environmental Assessments as part of a sale of any Real Property or sale of the Business shall not be construed as a violation of this Section 10.05(b).

(c) Each party’s obligations to indemnify for any Environmental Liability pursuant to this Article 10 or to conduct any Remedial Action shall be deemed satisfied so long as the remedy (i) complies with applicable Environmental Laws, (ii) would reasonably be expected to be acceptable to applicable Governmental Authorities (although no approval by such Governmental Authority is necessary unless required by applicable Environmental Law) and (iii) is commercially reasonable and cost-effective; provided that this Section 10.04(c) shall not be construed as a waiver by either party of any requirement that the party undertaking investigative or corrective action first obtain the approval of Governmental Authorities having jurisdiction over such matters.

(d) With respect to any Pre-Closing Environmental Liability for which Buyer or any of its Affiliates seeks any indemnification pursuant to Section 10.02(b), the party bearing 50% or more of the cost pursuant to Section 10.02(b) shall be entitled to control and appoint lead counsel or consultants for such defense, investigation or remedial action, and the other party or its Affiliate, shall be entitled to participate in the defense thereof, for each case at its own expense.

SECTION 10.05.  Calculation of Damages.  (a) The amount of any Damages payable under Section 10.02 or Section 10.04 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, from any other third party with indemnification obligations or from any other Person alleged to be responsible therefor.  If the Indemnified Party receives any amounts under applicable insurance policies, from any other third party with indemnification obligations or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) The Indemnifying Party shall not be liable under Section 10.02 for any  (i) Damages relating to any matter to the extent that (A) to the extent there is an amount included in the calculation of Final Net Worth as a specific liability or reserve relating to such matter or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.08 or (ii) consequential or punitive Damages (except to the extent such Damages are awarded to a third party).

SECTION 10.06. Dispute Resolutions.  If the parties cannot resolve any claim for indemnification within 30 days after the notification of such claim pursuant to Article 10, excluding any Third Party Claim, the parties agree to settle such claim by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein. The place of arbitration shall be New York, New York.  There shall be three neutral and impartial arbitrators and each arbitrator shall be a duly admitted and practicing attorney with at least 10 years experience as an attorney in the field of commercial law.  Sellers, on the one hand, and Buyer, on the other hand, shall each appoint one arbitrator within 15 days after the commencement of the arbitration and the two arbitrators selected shall select the third arbitrator within 15 days of their appointment.  The arbitrators shall permit and facilitate such pre-hearing discovery and exchange of documents and information to which the parties in writing agree or that the arbitrators determine is relevant to the dispute between the parties and is appropriate taking into account the needs of the parties and desirability of making discovery expeditious and cost-effective.  Any discovery permitted hereunder shall be completed within 45 days from the date on which the respondent(s) communicates its or their answer(s) to the claimant(s). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16.  Judgment upon the award of the arbitrators may be entered in any court of competent jurisdiction.  The decision of the arbitrators, which shall include a decision regarding which of the parties is the prevailing party, shall be binding and nonappealable.  The costs of such arbitration, including fees and expenses of the arbitrators, shall be borne by the non-prevailing party.

SECTION 10.07.  Effect of Investigation.  The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Sellers or Buyer contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of Buyer or Sellers to consummate the Closing, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages or other remedy based on such representation, warranty, covenant or obligation.

SECTION 10.08.  Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

SECTION 10.09.  Exclusivity. After the Closing, Article 10 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.01, 2.08 and 7.10 and Articles

5 and 8) or other claim arising out of this Agreement and, Buyer and its Affiliates agree not to initiate or commence any action in any court against Sellers for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.01, 2.08 and 7.10 and Articles 5 and 8) or other claim arising out of this Agreement.  Buyer and its Affiliates hereby further agree that they will not assert in any matter before any court or in any arbitration any tort claim (other than a claim for fraud) regarding a misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.01, 2.08 and 7.10 and Articles 5 and 8) under this Agreement.

SECTION 10.10.  Tax Treatment of Indemnification Payments.  Any indemnification payment made pursuant to this Article 10 shall be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE 11

TERMINATION

SECTION 11.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Sellers and Buyer;

(b) by either Sellers or Buyer if the Closing shall not have been consummated on or before July 31, 2002 (the “Termination Date”); provided, however, that the terminating party may not exercise this right if it is in breach of its obligations under this Agreement;

(c) by either Sellers or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction, or any Governmental Authority shall have adopted any applicable state, federal or foreign law permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clauses 11.01(b) or 11.01(c) shall give notice of such termination to the other party.  If this Agreement is terminated as provided herein:

(i) upon written request therefor, Buyer will redeliver to Sellers all documents, work papers and other material of Sellers relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(ii) all filings, applications and other submissions made shall, to the extent practicable, be withdrawn from the agency or other person to which made.

SECTION 11.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either Buyer or Sellers to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either Buyer or Sellers hereto of any representation or warranty contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Section 11.02 and Article 12 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next Business Day:

if to Buyer, to:

Tinicum Capital Partners, L.P.
800 Third Avenue
New York, New York 10022
Attention: Eric M. Ruttenberg
Fax: (212) 750-9358

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY, USA 10036-6522
Attention:  Paul T. Schnell and Richard J. Grossman
Fax:  (917) 777-2322 and (917) 777-2116

if to Sellers, to:

c/o U.S. Industries, Inc.
101 Wood Avenue South
P.O. Box 169
Iselin, NJ 08830-0169
Attention: General Counsel
Fax: (732) 767-2208

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention:  John A. Bick
Fax:  (212) 450-3800

and a copy to:

Edwards & Angell LLP
51 John F. Kennedy Parkway
Short Hills, NJ 07078-2701
Attention:  Eric J. Nemeth
Fax:  973-376-3380

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 12.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by all of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12.03.  Expenses.  Except as otherwise expressly provided for in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 12.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that Sellers and Buyer, respectively, may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party, except that Buyer may assign its rights and delegate its duties under this Agreement in whole or in part to any entity or entities, or any assignee of such entity or entities, providing financing for the transactions contemplated by this Agreement or to any entity or entities providing to Buyer and its Affiliates financing related to the Business, or to one or more of its wholly owned Subsidiaries on the condition that any such assignee accepts, in writing, all rights, conditions and obligations imposed or inuring to Buyer under Article 10, but no such assignment shall relieve Buyer of its obligations hereunder.  Furthermore, if, at any time after the Closing, Buyer asks Sellers to consent to the assignment of its rights and the delegation of its duties under this Agreement to the purchaser of all or substantially all of the assets of the Business, Sellers may not unreasonably withhold such consent, provided such purchaser is credit-worthy and agrees to be bound by the terms of this Agreement.

SECTION 12.05.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK APPLICABLE HERETO.

SECTION 12.06.  Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York (or if such action cannot be brought therein, in any New York State court sitting in New York City), so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

SECTION 12.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.08.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 12.09.  Entire Agreement.  This Agreement (including the Disclosure Schedule and Exhibits hereto), the Escrow Agreement, the Transition Services Agreement, the Dallas Sublease and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. The Confidentiality Agreement shall remain in full force and effect after the execution hereof.

SECTION 12.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 12.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be illegal, invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 12.12.  Specific Performance.  Sellers and Buyer acknowledge and agree that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  Therefore, Sellers and Buyer (a) hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with any such remedy and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

SECTION 12.13.  Time of the Essence.  Time shall be of the essence of this Agreement.

SECTION 12.14.  English Language.  The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, are and shall be drawn up in English only.  Les parties aux présents confirment leur volonté que cette convention de même tous les documents, y compris tous avis s’y rattachant, soient rédigés en anglais seulement.

SECTION 12.15.  Guarantees.  (a) In consideration of the transactions contemplated by this Agreement, Tinicum hereby unconditionally guaranties to Sellers (the “Tinicum Guaranty”) that Tinicum will duly and punctually pay and/or perform, as the case may be, all obligations, liabilities and undertakings of Buyer under this Agreement, including, without limitation, all obligations, liabilities and undertakings of Buyer under Sections 2.05 and 2.08 of this Agreement (collectively, the “Buyer Obligations”). Notwithstanding the forgoing Tinicum’s obligations under this Section 12.15 shall terminate upon the payment of any amounts due to Sellers under Section 2.08 or upon the determination of Final Net Worth pursuant to Section 2.07, in the event that Final Net Worth does not exceed the lesser of Estimated Final Net Worth or Target Net Worth.

(b) In consideration of the transactions contemplated by this Agreement, USI hereby unconditionally guaranties to Buyer (the “USI Guaranty”) that USI will duly and punctually pay and/or perform, as the case may be, all obligations, liabilities and undertakings of Sellers under this Agreement, including, without limitation, all obligations, liabilities and undertakings of Sellers under Article 10 of this Agreement ((collectively, the “Seller Obligations”).

(c) The Tinicum Guaranty and the USI Guaranty are each an absolute, unconditional and continuing guarantee by Tinicum and USI, respectively, of the Buyer Obligations and the Seller Obligations, respectively, each in accordance with their terms, and not of their collectibility only.  Enforcement of the liabilities and obligations of Tinicum and USI hereunder is in no way conditioned upon any requirement that any party first attempt to collect or take any action against Buyer (in the case of Tinicum) or Sellers (in the case of USI) or any other person primarily or secondarily liable with respect to the Buyer Obligations or the Seller Obligations or resort to any security or other means of obtaining payment of any of the Buyer Obligations which Buyer, or the Seller Obligations which Sellers, may now have or may acquire after the date hereof or upon any other contingency whatsoever; provided, however, that nothing herein shall adversely affect USI’s or Tinicum’s rights to assert any defense available to Buyer (in the case of Tinicum) or Sellers (in the case of USI) under this Agreement or at law.  Upon any default in the full and punctual payment and/or performance by Buyer with respect to the Buyer Obligations or Sellers with respect to the Seller Obligations, in each case in accordance with their terms, the liabilities and obligations of  Tinicum (as guarantor of the Buyer Obligations)  and USI (as guarantor of the Seller Obligations) hereunder shall, at the option of the aggrieved party, become forthwith due and payable, without demand or notice of any nature, all of which are hereby expressly waived by each of USI and Tinicum.  Payments hereunder may be required on any number of occasions from Tinicum or USI until such time as the Buyer Obligations or Seller Obligations, respectively, are paid or satisfied, as the case may be, in full in accordance with their terms.

SECTION 12.16.  Bulk Sales.  Buyer hereby waives compliance with all relevant bulk sales legislation respecting the sale of the Acquired Assets.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELKIRK, INC.

By:
Name:
Title:

SELKIRK CANADA U.S.A., INC.

By:
Name:
Title:

SELKIRK CANADA, INC.

By:
Name:
Title:

ELJER PLUMBINGWARE, INC.

By:
Name:
Title:

SELKIRK ACQUISITION PARTNERS, L.P.

By:	Tinicum - Selkirk Inc.
Its:	General Partner

By:
Name:
Title:

Solely for purpose of Section 12.15 hereof:

TINICUM CAPITAL PARTNERS, L.P.

By:	Tinicum Lantern L.L.C.
Its:	General Partner

By:
Name:
Title:

Solely for purpose of Sections 5.04, 5.05, 5.09, 8.01(c), 8.01(d) and 12.15 hereof:

U.S. INDUSTRIES, INC.

By:
Name:
Title: